PURCHASE AND SALE AGREEMENT

AMONG

LITTON INDUSTRIES, INC.
AND
LITTON SYSTEMS, INC.


AND


IMO INDUSTRIES INC.
BAIRD CORPORATION
OPTIC-ELECTRONIC INTERNATIONAL, INC.
AND
VARO INC.



May 11, 1995


AMENDED AND RESTATED
AS OF JUNE 2, 1995



TABLE OF CONTENTS


List of Exhibits	 vi

List of Schedules	vii

Appendix I - DEFINITIONS	 ix

SECTION 1 - Transfer of the Business, Properties, Rights and Assets in
Exchange for Cash and the Assumption of Specified Liabilities	  2
	1.1	Transfer of Assets.	  2
	1.2	Excluded Assets.	  2
	1.3	Consideration.	  3
	1.4	Purchase Price and Payment.	  4
	1.5	Liabilities Assumed by LSI.	  7
	1.6	Unassumed Liabilities.	  8
	1.7	Right to Contest.	 10
	1.8	Instruments of Assumption.	 10
	1.9	Non-Assignable Contracts and Rights.	 10
	1.10	Bulk Sales Act Waiver.	 11

SECTION 2 - Transfer Date	 12
	2.1	Transfer Date.	 12
	2.2	Right to Cure.	 12

SECTION 3 - Representations and Warranties of Imo and the Sellers	 13
	3.1	Schedules.	 13
	3.2	Corporate.	 13
	3.3	No Breach of Statute or Contract Regarding Agreement.	 14
	3.4	Financial.	 14
	3.5	Indebtedness; No Undisclosed Liabilities.	 16
	3.6	Accounts Receivable.	 16
	3.7	Inventory.	 16
	3.8	Liens.	 17
	3.9	Realty Interests.	 17
	3.10	Sufficiency of the Purchased Assets.	 18
	3.11	Condition of Purchased Assets.	 18
	3.12	Contracts and Commitments.	 18
	3.13	Customer Furnished Assets.	 21
	3.14	Government Contracting Audits.	 21
	3.15	Government Contracting Audits Settlement Agreements.	 21
	3.16	Government Contracts.	 21
	3.17	Compliance with Laws; Permits.	 23
	3.18	Pending or Threatened Legal Proceedings.	 24
	3.19	Judgments, Orders and Consent Decrees.	 24
	3.20	Insurance Policies.	 24
	3.21	Employees; Employee Benefits.	 24
	3.22	Tax Returns.	 25
	3.23	Product and Service Warranties; Warranty Experience.	 26
	3.24	Intellectual Property Rights.	 26
	3.25	Confidential Information or Trade Secrets.	 27
	3.26	Infringement and Indemnification.	 28
	3.27	Computer Programs and Software.	 28
	3.28	Records.	 29
	3.29	Broker's or Finder's Fees.	 29
	3.30	Environmental Matters.	 29
	3.31	Operation of the Business.	 31
	3.32	No Imo Liabilities or Assets	 31
	3.33	Dates of Certain Schedules.	 31

SECTION 4 - Representations and Warranties of Litton	 32
	4.1	Corporate.	 32
	4.2	No Breach of Statute or Contract.	 32
	4.3	Broker's or Finder's Fees.	 33
	4.4	No Litigation Regarding Transaction.	 33
	4.5	Availability of Funds.	 33

SECTION 5 - Conduct of Sellers' Business Pending Transfer Date	 34
	5.1	Reasonable Access.	 34
	5.2	No Increase in Compensation or Benefits.	 34
	5.3	Contracts, Bids, and Government Bids.	 35
	5.4	Patent and other Proprietary Right Agreements.	 35
	5.5	Sale of Fixed Assets.	 35
	5.6	Capital Expenditures.	 35
	5.7	Indebtedness.	 35
	5.8	Insurance; Maintenance and Repair.	 36
	5.9	Preservation of Organization.	 36
	5.10	No Breach.	 36
	5.11	Compliance with Laws.	 36
	5.12	No Waiver or Release; No Prepayment.	 36

SECTION 6 - Conditions Precedent to Litton's Obligation to Close	 37
	6.1	Representations and Warranties True at Transfer Date.	 37
	6.2	No Material Adverse Change.	 37
	6.3	Compliance with Agreement.	 37
	6.4	Certificate of Fulfillment of Conditions.	 37
	6.5	Secretary's Certificate.	 37
	6.6	Opinions of Counsel for Seller.	 37
	6.7	No Litigation.	 37
	6.8	Proceedings and Instruments Satisfactory.	 38
	6.9	Approvals.	 38
	6.10	Release or Removal of Liens.	 38
	6.11	Instruments of Transfer.	 38
	6.12	Other Closing Documents.	 38
	6.13	Miller-Holzwarth Agreement.	 39
	6.14	Schedules and Exhibits.	 39

SECTION 7 - Conditions Precedent to Imo 's and each Seller's Obligation to
Close	 40
	7.1	Representations and Warranties True at Closing.	 40
	7.2	Compliance with Agreement.	 40
	7.3	Certificate of Fulfillment of Conditions.	 40
	7.4	Secretary's Certificate.	 40
	7.5	Opinion of Counsel for LSI.	 40
	7.6	No Litigation.	 40
	7.7	Proceedings and Instruments Satisfactory.	 41
	7.8	Approvals.	 41
	7.9	Instruments of Assumption.	 41
	7.10	Other Closing Documents.	 41
	7.11	Schedules and Exhibits.	 41

SECTION 8 - Further Requirements	 42
	8.1	Access to Books and Records.	 42
	8.2	Further Instruments and Assurance.	 42
	8.3	Non-Disclosure by Imo or the Sellers.	 42
	8.4	Use of Name and Logo.	 43
	8.5	Notice to Customers.	 43
	8.6	Collection and Repurchase of Accounts Receivable.	 43
	8.7	Certain Assistance in Income Tax Preparation and Audits, and
Litigation.	 44
	8.8	Employee Matters.	 45
	8.9	Letters of Credit and Performance Bonds.	 47
	8.10	Remittance of Payments Due Other Party.	 47
	8.11	Consents.	 48
	8.12	Conditions Precedent.	 48
	8.13	Nondisclosure by LSI; Use of Information by Litton.	 48
	8.14	Transition Agreement.	 48
	8.15	Real Estate Leases and Subleases.	 48
	8.16	Sales Representative Agreements.	 49
	8.17	Transfer of Intellectual Property Rights.	 49
	8.18	Prorations.	 49
	8.19	Service Agreement.	 50
	8.20	Assignment of Computer Associates International, Inc.
License.	 50
	8.21	Relocation of Purchased Assets.	 50
	8.22	Environmental Covenants.	 50

SECTION 9 - Non-Competition Agreement	 53
	9.1	Non-Competition Agreement.	 53
	9.2	Injunctive and Equitable Relief.	 54
	9.3	Benefit of Non-Competition Agreement.	 54

SECTION 10 - Termination and Abandonment	 55
	10.1	Termination.	 55
	10.2	Notice of Termination.	 55
	10.3	Effect of Termination.	 55

SECTION 11 - Indemnification and Reimbursement	 56
	11.1	Indemnification by Imo and each Seller.	 56
	11.2	Indemnification By Litton.	 57
	11.3	Claims for Reimbursement.	 57
	11.4	Defense and Settlement of Third-Party Claims.	 58
	11.5	Right of Set Off.	 59
	11.6	Limitation on Indemnity.	 59
	11.7	No other Warranties.	 61
	11.8	Exclusive Remedy.	 61

SECTION 12 - Miscellaneous Provisions	 62
	12.1	Public Statements and Press Releases.	 62
	12.2	Costs and Expenses; Computer Associates Costs.	 62
	12.3	Amendment and Modification.	 62
	12.4	No Assignment.	 63
	12.5	Notices.	 63
	12.6	Counterparts.	 63
	12.7	Headings.	 63
	12.8	Schedules and Exhibits.	 63
	12.9	Waiver, Cumulative Remedy, Etc.	 64
	12.10	Governing Law.	 64
	12.11	Severability.	 64
	12.12	Survival of Representations, Warranties, Covenants, and
Agreements.	 64
	12.13	No Third-Party Beneficiaries.	 65
	12.14	Liability of Parties.	 65
	12.15	Actions on Behalf of Imo, the Sellers or Litton.	 65
	12.16	Construction.	 65
	12.17	Entire Agreement.	 66
	12.18	Successors and Assigns.	 66



	List of Exhibits

	Exhibit 1.2(a)		Certain Excluded Properties, Rights, and
Assets
	Exhibit 1.4(a)(iv)-1		Exceptions to GAAP
	Exhibit 1.4(a)(iv)-2		The March 31, 1995 EAC's for the
MELIOS, 							SOFLAM, and Singapore
Programs
	Exhibit 1.4(a)(iv)-3		Certain Agreements Regarding
Transfer Date 							EAC's for SOFLAM
and Singapore Programs
	Exhibit 1.4(a)(iv)-4		Cost of Image Intensifier Tubes
	Exhibit 1.4(a)(iv)-5		Count of Image Intensifier Tubes
	Exhibit 1.4(a)(iv)-6		Other Agreed Upon Issues Regarding
Final
Closing Balance Sheet
	Exhibit 1.4(b)		Wire Transfer Instructions for Payment of
							Estimated Purchase Price
	Exhibit 1.4(d)		Allocation of Purchase Price
	Exhibit 1.5(c)(iv)		Advertising Contracts, Etc.
Constituting 								Executory
Contracts
	Exhibit 1.5(c)(v)		Consulting Contracts Constituting
						Executory Contracts
	Exhibit 1.5(e)		Assumed Liabilities
	Exhibit 1.6(l)			Unassumed Liabilities
	Exhibit 1.9(b)		Agency Agreement
	Exhibit 6.6(a)		Opinion of General Counsel of Imo
	Exhibit 6.6(b)		Opinion of Baker & Botts, L.L.P.
	Exhibit 6.9			Approvals and Consents
	Exhibit 6.11			Bill of Sale
	Exhibit 6.13			Miller-Holzwarth Agreement
	Exhibit 7.5			Opinion of Counsel of Litton
	Exhibit 7.9			Assumption Agreement
	Exhibit 8.14			Transition Agreement
	Exhibit 8.15-1		Hermann Lease
	Exhibit 8.15-2		Walnut Sublease
	Exhibit 8.15-3		Shepherd Sublease
	Exhibit 8.15-4		Chartwell Operating Sublease
	Exhibit 8.15-5		Chartwell Warehouse Sublease
	Exhibit 8.15-6		Shepherd Right of-Way Sublease
	Exhibit 8.19			Service Agreement
	Exhibit 8.20			Assignment of Computer Associates
License
	Exhibit 9.1(d)		Definition of Defined Business


	List of Schedules

Franchises, Permits, Etc.				3.2(e)
1994 Financials					3.4(a)
Events Subsequent to 1994 Financials		3.4(b)
Indebtedness						3.5(a)
Accounts Receivable					3.6
Permitted Liens					3.8
Real Property Leases (As Lessee)			3.9(a)
Right to Lease and Sublease				3.9(b)
Material Contracts					3.12(a)(i)
Material Contracts Not in Ordinary Course
	3.12(a)(ii)
Advance or Progress Payments Respecting Material Contracts	3.12(a)(iii)
Contract Losses					3.12(a)(iv)
Contracts with Affiliates
	3.12(a)(v)
Purchase Orders					3.12(b)
Sales Representative Agreements			3.12(c)
Personal Property Leases (As Lessee)		3.12(d)
Non-Competition Agreements or Covenants	3.12(e)
Consultant Agreements				3.12(f)
Guarantees						3.12(g)
Letters of Credit, Surety and Performance Bonds	3.12(h)
Letters of Credit in Favor of Seller			3.12(i)
Powers of Attorney, Proxies				3.12(j)
Other Material Contracts				3.12(k)
Contract Breaches					3.12(l)
Required Consents					3.12(m)
Customer Furnished Assets				3.13
Government Contracting Audits			3.14
Settlement Agreements				3.15
Government Contracts				3.16(a)
Government Contracts Concerns			3.16(b)
Outstanding Government Claims			3.16(c)
Suspension or Debarment from Government Contracting	3.16(d)
General Compliance					3.17(a)
Permits						3.17(b)
Facility Security Clearance				3.17(c)
Pending or Threatened Claims Regarding the Business	3.18(a)
Judgments, Orders and Consent Decrees		3.19
Insurance Policies					3.20
Employment Contracts and Consulting Agreements	3.21(a)
Compensation; Recent Layoffs			3.21(b)
Indebtedness to Employees				3.21(c)
Loans or Advances to Employees			3.21(d)
Collective Bargaining Agreements Labor Disputes, Etc.	3.21(e)
Compensation Plans					3.21(f)
Tax Disputes						3.22(c)
Product and Service Warranties; Warranty Experience	3.23
Intellectual Property Rights				3.24(a)
Licenses of Intellectual Property Rights		3.24(b)
No Infringement of Intellectual Property Rights	3.24(c)
Confidential Information or Trade Secrets		3.25
Infringement and Indemnification			3.26
Computer Programs and Software			3.27
Records						3.28
Environmental Matters				3.30
Operation of the Business				3.31
Liabilities and Assets				3.32
Certain Existing Environmental Conditions		8.22


	Appendix I
	DEFINITIONS


	As used in the Purchase and Sale Agreement dated as of May 11,
1995
(amended and restated as of June 2, 1995), by and among Imo Industries
Inc.
("Imo"), a Delaware corporation; Baird Corporation ("Baird"), a Massachusetts corporation and wholly-owned subsidiary of Imo; Varo Inc. ("Varo"), a Texas corporation and wholly-owned subsidiary of Imo; and Optic-
Electronics International, Inc. ("OEII"), a Texas corporation and a wholly-owned subsidiary of Varo (Baird, Varo and OEII, collectively, the "Sellers" and, individually, a "Seller"), on the one hand; and Litton Industries, Inc.
("LII"), a Delaware corporation; and Litton Systems, Inc. ("LSI"), a Delaware corporation and wholly-owned subsidiary of LII (LII and LSI, collectively, "Litton"), on the other hand, each term set forth in Part I below shall have the specified meaning, and each term set forth in Part II below shall have the meaning ascribed to such term in the Section of the Purchase and Sale Agreement, set forth opposite such term.


PART I


	"Affiliate" means, with respect to any Person, any Person directly or indirectly Controlling, Controlled By or Under direct or indirect Common Control With such other Person.

	"Antitrust Law" means all United States federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or pricing or trade practices.

	"Applicable Law" means, with respect to any Person, any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its
Affiliates); provided, however, that Applicable Law shall not include any
Antitrust Law, Environmental Law, Government Contract Law, or ERISA.

	"Assumption Agreement" means the Assumption Agreement to be dated as of the Transfer Date between the Sellers and Litton substantially in the form of Exhibit 7.9 to the Purchase and Sale Agreement attached to this Appendix I.

	"Bedford Facility" means the property owned by Baird located at 125 Middlesex Turnpike, Bedford, Massachusetts.

	"Bid" means any quotation, bid or proposal made by a Seller that if accepted or awarded would lead to a Contract with any Person for the design, manufacture, sale or maintenance of products or the provision of services by the Business; provided, however, that a Bid shall not include any Government
Bid.

	"Bill of Sale" means the Bill of Sale to be delivered by the Sellers to Litton on the Transfer Date substantially in the form of Exhibit 6.11 to the Purchase and Sale Agreement attached to this Appendix I.

	"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California, or Dallas, Texas, are authorized or required by law to close.

	"CAS" or "Cost Accounting Standards" means those rules and regulations promulgated by the Cost Accounting Standards Board from time to time.

	"Chartwell Operating Facility" means the property leased by Varo located at 9839 Chartwell Drive, Dallas, Texas.

	"Chartwell Warehouse Facility" means the property leased by Varo located at 9827 Chartwell Drive, Dallas, Texas.

	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

	"Confidentiality Agreement" means the Confidentiality Agreement dated
January 26, 1994, between LSI and Imo, as the same may be amended from time to time.

	"Contract" means any contract, subcontract, purchase order, mortgage, deed of trust, conditional sales contract, bond, indenture, lease, sublease, franchise, license, sublicense, note, certificate, option, warrant, right, or other instrument, document, commitment or other binding arrangement or agreement including Government Contracts.

	A "Contract Loss" shall exist with respect to a Government Contract, other Contract, Bid or Government Bid if the sales price therefor is less than the sum of the cost incurred to date and the estimated cost to complete, with all costs determined in accordance with CAS and GAAP on a basis consistent with prior periods. In calculating Contract Loss, costs shall include material and labor costs, overhead, engineering costs and manufacturing costs, but shall exclude general and administrative expenses.

	"Control" (including its correlative meanings "Controlled By" and "Under Common Control With") means possession, directly or indirectly, of power to direct or cause the direction of management or policies
(whether
through ownership of securities or partnership or other ownership interests, by contract or otherwise).

	"Dollars or $" means United States dollars.

	"Environmental Law" means any federal, state, regional, county or local statute, law, rule, regulation, ordinance, order, consent decree, judgment, permit, license, code, or common law, now in effect, or enacted in
the future with retroactive effect to before the Transfer Date, pertaining
to the protection of the environment, health or safety of persons, natural
resources conservation, waste management, any "Hazardous Material
Activity",
and pollution (including regulation of releases and disposal to air, land,
water, and groundwater). The term shall include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
   9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste
Amendments of 1984, 42 U.S.C.    6901 et seq.; Federal Water Pollution
Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C.
1251 et
seq.; the Clean Air Act of 1966, as amended, 42 U.S.C.    7401 et seq.;
Toxic Substances Control Act of 1976, 15 U.S.C.    2601 et seq.;
Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.    651
et
seq.; Emergency Planning and Community Right-to-Know Act of 1986, 42
U.S.C.
   11001 et seq.; National Environmental Policy Act of 1975, 42 U.S.C. 300(f) et seq.; and the Hazardous Materials Transportation Act, 49
U.S.C.
   1801 et seq.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

	"Fifth Street Facility" means the property leased by Varo located at
555 North Fifth Street, Garland, Texas.

	"GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the
American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

	"Governmental Authority" means any government, any arbitration or mediation panel, any court or any governmental department, commission, board, bureau, agency, or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, county, parish, town, township, village, or municipality.

	"Government Bid" means any quotation, bid or proposal made by a Seller that if accepted or awarded would lead to a Government Contract.

	"Government Contract" means any Contract with respect to the Business between a Seller and (i) any United States Governmental Authority, (ii) any prime contractor of any United States Governmental Authority, or (iii) any subcontractor with respect to any Contract described in clause (i) or
(ii).

	"Government Contract Law" means the Foreign Corrupt Practices Act, the
Truth in Negotiation Act, U.S. Government contracting and procurement regulations and procedures, any legal obligation to provide current, accurate and complete cost or pricing data, or any other domestic federal, state, or local statutes, rules or regulations relating to the conduct of the Business with any United States Governmental Authority.

	"Hazardous Material" is any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product, or substance, including asbestos, polychlorinated biphenyls, petroleum and its derivatives, byproducts, or other hydrocarbons, and any other liquid, solid, or gaseous material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of, which is prohibited, controlled or regulated by any Environmental Law.

	"Hazardous Material Activity" is any activity involving a Hazardous
Material, including the manufacture, possession, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation, or handling of any Hazardous Material.

	"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended, and the rules and regulations promulgated thereunder.

	"Hermann Facility" means the property owned by Imo located at 3414 Hermann, Garland, Texas.

	"Imo Trademark Rights" means (i) the names "Imo," "Varo," and
"Baird,"
(ii) the Imo, Varo, and Baird logos, and (iii) any of the following which is registered or unregistered: any trade name, trademark, service mark, corporate symbol, slogan, logo, or like property, the use of which is likely to cause confusion with the names "Imo," "Varo," or "Baird" or any of the same which includes the name Imo, Varo, or Baird.

	"Intellectual Property Rights" means all of the following which exist or are protectable in any country of the world including all Trademark Rights, all related international priority rights, applications, registrations, common law rights, statutory rights, and rights in copyrights, technical data and patents as defined in FAR Part 27, and Department of Defense and other government supplements issued to FAR; copyrights, data, customer and vendor lists, formulae, inventions (whether patent applied for or not) know how, mask works (whether registered or not),
patents, trade secrets, computer programs and software.

	"IRS" means the United States Internal Revenue Service.

	"Kingsley Facility" means the property leased by Varo located at 2800 West Kingsley Road, Garland, Texas.

	"Legal Proceeding" shall mean any proceeding or investigation by any
Governmental Authority or any judicial or administrative action, suit, proceeding (public or private), claim, arbitration, or mediation.

	"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

	 "Lien" means any mortgage, deed of trust, security interest, lien, pledge, charge, equity, trust, hypothecation, easement, right of way, encroachment, other encumbrance, lease, capital lease, sublease, license, occupancy agreement, adverse claim or interest, covenant, possibility of reversion, option, right of first refusal, mechanics' and materialmen's liens, inchoate liens, or other ownership or interest in favor of any third party, burden, title defect, restriction or limitation of any nature whatsoever, or the interest of a vendor or lessor under any conditional sales agreement, or title retention agreement, or deposit for security.

	"Loss" means all demands, claims, claims for reimbursement, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid in settlement (including reasonable attorneys' fees and costs incident to any of the foregoing) and including special, consequential, and punitive damages; provided, however, that (i) in calculating any amount payable in respect of any Loss, the Indemnifying Party shall be subrogated, to the extent of the payment made by the Indemnifying Party to the Indemnified Party, to the rights (if any) of Indemnified Party against (or with respect to) any other Person (other than the rights of any Indemnified
Party against the insurance coverage of the Indemnified Party or its Affiliates), arising out of, or in connection with, the facts or circumstances giving rise to, or creating, such Loss; and (ii) no amount shall be payable in respect of any Loss for special, consequential, or punitive damages resulting from or arising out of the suspension or debarment of Litton or any division or Subsidiary of Litton in connection with either (aa) the investigation currently being conducted by the Department of Justice with respect to certain Contracts between one or more
Sellers and the Arab Republic of Egypt and certain alleged Foreign
Corrupt
Practices Act violations and other violations of applicable law by one or more Sellers, as initiated by the subpoena dated April 7, 1994, or (bb) the grand jury investigation into prior testing and quality control reporting procedures of the Ni-Tec Division of Varo currently being conducted by the
United States Attorneys' Office for the Northern District of Texas, as initiated by the subpoena dated July 16, 1992. In calculating Loss consisting of lost profits, only profits with respect to Contracts constituting Assumed Liabilities shall be considered. An Indemnified Party may in any event recover special, consequential, and punitive damages that are recovered from such Indemnified Party by any third party.

	"Marquis Facility" means the property owned by Varo located at 3609 Marquis Street, Garland, Texas.

	"Material Adverse Effect" means any material adverse effect on, or any effect that results in a material adverse change in, the Purchased
Assets
taken as a whole or the business, financial condition, or results of operations of the Business taken as a whole.

	"Material Contract" means any Contract relating to the Business and included among the Purchased Assets involving a remaining payment to or from any Seller of an amount in excess of $1,000,000.

	"Multiemployer Plan" means a Multiemployer plan as defined in Section
4001(a) (3) of ERISA.

	"Permitted Lien" means (i) as set forth on Schedule 3.8, (ii) as reflected on the 1994 Financials, with such changes in the amount thereof as may have occurred in the normal and ordinary course of business on or prior to the Transfer Date; (iii) Liens for current Taxes not yet due and delinquent, being contested in good faith by appropriate proceedings or as to which adequate reserves have been established by a Seller; (iv) statutory
Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable
Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (v) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (vi) title to or any other interest in work-in-progress or other tangible personal property used or held for use in the Business by any United States Governmental Authority under FAR Sections 52.232-16, 52.245-2(c), 52.245-5(c),
52.245.17,
52.245.18 or any clause of similar import, (vii) the interest of any United
States Governmental Authority in technical data, computer software, and patents under the clauses pertaining thereto in any Government Contract relating to the Business, (viii) the Leases, and (ix) such other imperfections in title, charges, easements, restrictions, and encumbrances that do not, individually or in the aggregate, have a material effect on LSI's ability to use or dispose of the Purchased Assets; provided, however, that, with respect to each of clauses (i) through (ix), to the extent that any such Lien relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Lien shall not be a Permitted Lien unless accruals for such Liability in accordance with GAAP have been established therefor by the Sellers on the 1994 Financials (or, in the case of any such Liability existing on the Transfer Date, the Final Closing Balance Sheet). Notwithstanding the foregoing, no Lien arising under the
Code or ERISA with respect to the operation, termination, restoration, or funding of any Compensation Plan sponsored by, maintained by, or contributed to by a Seller arising in connection with any excise tax or penalty tax with respect to such plan or arrangement shall be a Permitted Lien.

	"Person" means an individual, corporation, partnership, association, trust, estate, or other entity or organization, including a Governmental Authority.

	"Product Liability" means any Liability for property damage, personal injury, or death, whether arising under Applicable Law, tort, contract, warranty, or otherwise, whether relating to research and development, design, manufacture, inspection and testing, packaging, warnings or instructions, sale, supply, repair, service, transportation, or otherwise, and whether arising as a result of negligence, strict liability, breach of express or implied warranties, failure to warn, design defects, manufacturing defects, marketing defects, misrepresentation, negligence per se, res ipsa loquitor, gross negligence, conspiracy, fraud, intentional infliction of emotional distress, loss of consortium, wrongful death, punitive or exemplary damages, survival damages, pre-judgment interest, or otherwise.

	"Purchased Assets" means all assets (tangible or intangible, real, personal, or mixed) owned, leased, or otherwise possessed by the Sellers or in which the Sellers have any interest that are employed in the business and operations of the Business, now in existence or hereafter acquired by the
Sellers prior to the Transfer Date, including all equipment, Contracts, Intellectual Property Rights, records, raw materials, supplies, work-in-progress, inventory, interests in government-furnished equipment, fixtures, accounts receivable, permits or licenses used or held for use in the conduct of the Business, and any and all derivations and combinations thereof; provided, however, that the Purchased Assets shall not include the Excluded
Assets or any assets employed in the Business that are disposed of by the
Sellers prior to the Transfer Date in the normal and ordinary course of business and not in violation of this Agreement.

	"SEC" means the Securities and Exchange Commission.

	"Sellers' Knowledge" means the actual knowledge of the following officers or employees (or both), and their respective successors, of Imo or the Sellers: J. Dwayne Attaway, William M. Brown, Steven A. Lambert, Jeremy
M. Quick, Pat N. Thurman, Carrie L. Adams, G. Duane Hall, Ann M. Barney,
Ian
B. Hillier, A. Hamilton Evans, Joseph P. Schirard, Thomas E. Milson,
Urban
H. Heitmeyer, Frank L. Thomas, Richard Katz, Ed Peace, Jim Stephens,
Brian
Morgan, Chris Vannatta, and Milton Woodall.

	"Shepherd Facility" means the property leased by Varo located at
538
Shepherd, Garland, Texas.

	"Shiloh Facility" means the property owned by Varo located at 900-
932
Shiloh Road, Garland, Texas.

	"Shepherd Right-of-Way" means the right-of-way leased by Varo in connection with the Shepherd Facility.

	"Subsidiary" of any Person means any other Person:

	(i)	more than 50% of whose outstanding shares or securities
(representing the right to vote for the election of directors or other managing authority) are, or

	(ii)	which does not have outstanding shares or securities (as may be
the case in a partnership, joint venture, or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other Person is,

	now or hereafter owned or Controlled, directly or indirectly, by such
Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

	"Taxes" means all income, profit, franchise, excise, real and personal property, sales, use, transfer, import and export, occupation, value-added, payroll, withholding, social security, and other taxes, levies, charges, and assessments imposed by any Governmental Authority, together with all interest, penalties, and additions imposed by any Governmental Authority with respect to such amounts.

	"Trademark Rights" means all names, common law trademarks, trade names, and service marks as they exist in any country of the world, including all rights based on use or bona fide intent to use, and all registrations, applications, and related international priority rights, whether or not any of same is registered or unregistered, but excluding Imo
Trademark Rights.

	"Transaction Agreements" means all certificates and documents delivered by the parties pursuant to the Purchase and Sale Agreement attached to this Appendix I, the Agency Agreement, the Hermann Lease, the
Walnut Sublease, the Shepherd Sublease, the Chartwell Operating Sublease, and the Chartwell Warehouse Sublease.

	"United States Governmental Authority" means any government, any arbitration or mediation panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any domestic state, territory, possession, county, parish, town, township, village or municipality.

	"U.S. Government" means the United States Government including any agencies, commissions, branches, instrumentalities, and departments thereof.

	"Varo Technology Center Land" means the real property located at the corner of Shiloh Road and Buckingham Street in Garland, Texas.

	"Walnut Facility" means the property leased by Varo located at
2201
Walnut St., Garland, Texas.

	"WARN Act" means the Workers' Adjustment and Retraining
Notification
Act of 1989.


PART II


	Each of the following terms is defined in the Section of the Purchase and Sale Agreement attached to this Appendix I set forth opposite such term:

DEFINED TERM			SECTION REFERENCE

1994 Financials				3.4(a)
Adjustment					1.4(c)
Affected Real Property			1.6(c)
Agency Agreement				1.9
Arbiter					1.4(a)(vi)
Assumed Liabilities				1.5
Baird						Recitals
Bona Fide Offer of Employment		8.8(b)
Business					Recitals
Buying Interests				11.1
Cash Purchase Price				1.4(a)(iii)
Chartwell Operating Sublease		8.15-4
Chartwell Warehouse Sublease		8.15-5
Classified Information			5.1
Closing Net Book Value			1.4(a)(ii)
Collection Period				8.6(a)
Company					9.1(b)(i)
Compensation Plan				3.22(a)
Consolidated Books and Records		3.28
Continuing Employee			8.8(b)
Customer					8.6(a)
Customer Furnished Items			3.13
Defined Business				9.1(d)
Direct Litigation Option			11.4
EAC's					1.4(a)(iv)
EAC Schedule				1.4(a)(iv)
EPA						3.31(f)
Environmental Panel				8.22(c)
Environmental Real Property		8.22(a)(i)
Estimated Purchase Price			1.4(b)
Excluded Assets				1.2
Executory Contracts				1.5(c)
Final Closing Balance Sheet			1.4(a)(i)
Hermann Lease				8.15-1
Imo						Recitals
Including					12.6
Indemnified Party				11.3
Investigation Period				11.3
Landlords					3.9(a)
Leases					3.9(a)
Letters of Credit				8.9
LII						Recitals
Litton's Records				8.1
LSI						Recitals
Non-Competition Period			9.1(a)
OEII						Recitals
Offerees					8.8(a)
Potential Third-Party Claims		11.3
Preliminary Closing Balance Sheet		1.4(a)(v)
Pre-Existing Environmental Contamination	8.22(a)(i)
Real Property					3.9(a)
Required Consents				3.14(m)
Review Period				1.4(v)
Schedules					3.1
Seller's Records				8.1
Selling Interests				11.2
Separate Books and Records		3.28
Settlement Review Period			11.4
Severance Contracts				3.22(a)
Severance Pay				8.8(b)
Shepherd Sublease				8.15-3
The Melios EAC's				1.4(a)(iv)
Transfer Date					2.1
Transfer Date EAC's			1.4(a)(iv)
Transfer Date Receivables			8.6(a)
Unassumed Liabilities			1.6
Uncollected Receivables			8.6(b)
UST's						3.30(h)
Varo						Recitals
Walnut Sublease				8.15-2



PURCHASE AND SALE AGREEMENT


	THIS AGREEMENT, made and entered into on and as of May 11, 1995 (amended and restated as of June 2, 1995), by and among Imo Industries Inc.
("Imo"), a Delaware corporation; Baird Corporation ("Baird"), a Massachusetts corporation and wholly-owned subsidiary of Imo; and Varo Inc.
("Varo"), a Texas corporation and wholly-owned subsidiary of Imo; and Optic-
Electronic International, Inc. ("OEII"), a Texas corporation and wholly-owned subsidiary of Varo (Baird, Varo, and OEII, collectively, the "Sellers" and, individually, a "Seller"), on the one hand; and Litton Industries, Inc.
("LII"), a Delaware corporation; and Litton Systems, Inc. ("LSI"), a Delaware corporation and wholly-owned subsidiary of LII (LII and LSI, collectively, "Litton"), on the other hand.

	WHEREAS, the Sellers, directly or indirectly, through the Optical Systems Division of Varo, the Ni-Tec Division of Varo, the Varo
Corporate
Division, the Optical Systems Division of Baird, and OEII, are engaged in the business of designing, developing, manufacturing, and selling image intensifier night vision components and systems, laser products, and other optical systems for military applications, commercial customers, the U.S.
Government, and certain foreign governments (collectively, the "Business").

	WHEREAS, the Sellers desire to sell and LSI desires to purchase substantially all of the properties and assets owned or operated by the Sellers and employed in the Business for and in consideration of (a) the cash payments specified hereinafter, and (b) the assumption by LSI of certain specified Liabilities of the Sellers relating to the Business, all in accordance with the terms and conditions of this Agreement.

	NOW, THEREFORE, in consideration of the mutual promises herein made and the mutual benefits to be derived from this Agreement and the transactions provided for herein, the parties hereto agree as follows:


0
	Transfer of the Business, Properties, Rights and Assets in Exchange for Cash and the Assumption of Specified Liabilities

 .0 	Transfer of Assets.
 	Except as otherwise provided in Section 1.2, on the Transfer Date, the
Sellers shall sell, transfer, assign, grant, convey, and deliver to LSI, free and clear of all Liens except Permitted Liens, all of the Sellers' right, title, and interest in and to the Purchased Assets.

 .1 	Excluded Assets.
	Notwithstanding anything in this Agreement to the contrary, LSI shall not purchase or acquire hereunder any right, title, or interest in or to the following properties, rights, and assets of the Sellers (collectively, the
"Excluded Assets"):

(a)	Listed on Exhibit 1.2.
		Those certain properties, rights, and assets of the Sellers set forth on Exhibit 1.2;

(b)	Cash.
		Cash on hand or in banks and cash equivalents;

(c)	Compensation Plans.
		Any right, title or, interest of the Sellers under any Compensation Plan or under any trust related to any Compensation Plan;

(d)	Insurance Policies and Proceeds Thereof.
		Any insurance policies and participation in self-insurance programs, and coverages thereunder of the Sellers;

(e)	Tax Refunds.
		Any claims for refund, carryback, or carryforward in connection with, and prepaid and deferred, income Taxes for periods commencing on or prior to the Transfer Date, any interest thereon, and any and all books, records, files, and data exclusively pertaining to income Taxes (except to the extent any amounts in respect of such rebates or refunds (i) relate to
Taxes which were charged directly or indirectly to the U.S. Government, and
(ii) are required to be paid to the U.S. Government pursuant to Applicable
Law applicable to, or terms contained in, any Executory Contract, which amounts shall be paid to the U.S. Government promptly upon receipt thereof by Litton or any Seller);

(f)	Stock and Corporate Franchise.
		The capital stock, franchise to be a corporation, certificate or articles of incorporation, corporate seal, minute books, stock books, and other corporate records pertaining exclusively to the corporate existence of each Seller and of each Subsidiary of each Seller;

(g)	Certain Trademark Rights.
		Except to the extent provided in Section 8.4, the Imo
Trademark
Rights;

(h)	Real Estate.
		Except as provided in Section 8.15, any interests of any Seller with respect to the Bedford Facility, the Chartwell Operating Facility, the
Chartwell Warehouse Facility, the Fifth Street Facility, the Hermann Facility, the Kingsley Facility, the Marquis Facility, the Shepherd Facility, the Shepherd Right-of-Way, the Shiloh Facility, the Varo Technology Center Land, and the Walnut Facility;

(i)	Intercompany Receivable Balances.
		The receivable balances in the intercompany accounts due to the
Business from Imo or any Seller;

(j)	Prepaid Items.
		Any prepaid insurance premiums and (except as provided in Section 1.2(e)) prepaid Taxes constituting Unassumed Liabilities; and

(k)	Certain Records.
		Any books, records, or other data relating to the Sellers' ownership or operation of the Business not located on the premises of the
Business and which are either part of the Sellers' general corporate books and records or required by Applicable Law, Government Contract Law or Environmental Law to be retained by the Sellers; provided however, that copies of such books, records, or other data relating to the Business shall be furnished to Litton promptly upon receipt by the Sellers of a reasonable written request from Litton.

 .2 	Consideration.
	Upon the terms and subject to the conditions set forth in this Agreement and in exchange and consideration for the Purchased Assets:

	(a)	On and as of the dates indicated in Section 1.4, Litton
shall
pay and remit to Imo (on its own behalf and as agent for each Seller) the
Cash Purchase Price in accordance with and to the extent provided in Section
1.4; and

	(b)	LSI shall assume as of the Transfer Date the Assumed
Liabilities
in accordance with and to the extent set forth in Section 1.5 (as limited by
Section 1.6);

 .3 	Purchase Price and Payment.
(a)	Determination of Purchase Price.
		(i) The "Final Closing Balance Sheet" shall mean the balance sheet of the Purchased Assets and Assumed Liabilities, as of the Transfer
Date, prepared in accordance with paragraph (iv).

		(ii) The "Closing Net Book Value" shall mean the total net book value of the Purchased Assets less the total of the Assumed Liabilities, as reflected on the Final Closing Balance Sheet.

		(iii) The cash purchase price (the "Cash Purchase Price") shall be an amount equal to the Closing Net Book Value less $2,000,000.

		(iv) The Final Closing Balance Sheet shall be prepared from the books and records of the Sellers in accordance with GAAP (except as set forth on Exhibit 1.4(a)(iv)-1) applied on a basis consistent with the basis used in the preparation of the 1994 Financials. The Final Closing
Balance
Sheet shall include a schedule, as of the Transfer Date, of the costs incurred to date and the estimated costs to complete, determined in accordance with GAAP (except as set forth on Exhibit 1.4(a)(iv)-1) (with costs calculated to include those costs set forth in the definition of Contract Loss) for all Executory Contracts (the "EAC Schedule"), and the
EAC
Schedule shall be utilized in preparing the Final Closing Balance Sheet.
The EAC Schedule with respect to the MELIOS, SOFLAM, and Singapore
Programs
shall be determined as provided in the following paragraph.

	Set forth on Exhibit 1.4(a)(iv)-2 are the incurred costs relating to, and the estimated costs at completion for, the MELIOS, SOFLAM, and Singapore
Programs as of March 31, 1995 as prepared by the Sellers in accordance with
GAAP (the "EAC's"). The estimated costs at completion as of the Transfer
Date for the SOFLAM, and Singapore Programs (the "Transfer Date EAC's") and the reserves with respect thereto shall be determined by the parties as of the Transfer Date in accordance with Exhibit 1.4(a)(iv)-3. Because additional testing must be performed with respect to the MELIOS program, and certain other information must be obtained, the parties are unable to determine the estimated cost at completion as of the Transfer Date for the
MELIOS program (the "MELIOS EAC") prior to the Transfer Date.
Therefore,
the MELIOS EAC, like the estimates at completion for all programs other than the SOFLAM and Singapore programs, shall be determined in accordance with
GAAP after the Transfer Date. The Sellers' proposal for the MELIOS EAC shall be included with the Preliminary Closing Balance Sheet, and Litton's objections thereto, if any, shall be included with Litton's objections to the Preliminary Closing Balance Sheet, and any disputes shall be resolved in accordance with Section 1.4(a)(v). The Transfer Date EAC's shall include reasonable estimates of late charges and adjustments to the consideration which are reasonably anticipated. The Transfer Date EAC's (including the compliance thereof with GAAP, but not including compliance thereof with GAAP with respect to costs incurred) shall be deemed to have been agreed upon by the parties, shall form part of the EAC Schedule, and shall be utilized in preparing the Final Closing Balance Sheet. In the period between the date hereof and the Transfer Date, Imo and the Sellers shall promptly notify Litton of any material adjustment to the estimated costs to complete set forth in the EAC's.

	In addition, for purposes of preparing the Final Closing Balance Sheet, the parties hereto shall be deemed to have agreed upon the following:
 (aa) the standard costs of image intensifier tubes used by the Sellers in the preparation of the 1994 Financials as set forth on Exhibit 1.4(a)(iv)-4;
(bb) the beginning count of image intensifier tubes as set forth on Exhibit
1.4(a)(iv)-5; and (cc) those matters set forth on Exhibit 1.4(a)(iv)-6.

		(v) Within 60 days following the Transfer Date, Imo and the Sellers with the assistance and cooperation of Litton shall prepare and deliver to Litton a proposed Final Closing Balance Sheet of the Purchased
Assets and Assumed Liabilities as of the Transfer Date (the "Preliminary Closing Balance Sheet"), prepared as provided in paragraph (iv) above. Litton shall have 60 days following its receipt of the Preliminary
Closing
Balance Sheet (the "Review Period") to review the same for compliance with paragraph (iv) above. On or before the expiration of the Review Period, Litton shall deliver to Imo and the Sellers a written statement accepting or objecting to the Preliminary Closing Balance Sheet. In the event that Litton shall object to the Preliminary Closing Balance Sheet, such statement shall include a detailed itemization of Litton's objections and its reasons therefor. If no such statement is delivered by Litton to Imo and the Sellers within the Review Period, Litton shall be conclusively deemed to have accepted the Preliminary Closing Balance Sheet.

		(vi) In the event that Litton shall accept or shall be conclusively deemed to have accepted the Preliminary Closing Balance Sheet as prepared and delivered by Imo and the Sellers, the Preliminary Closing
Balance Sheet shall constitute the Final Closing Balance Sheet for purposes of determining any Adjustment (as hereafter defined) to the Cash Purchase
Price. In the event, however, that Litton shall object to the Preliminary
Closing Balance Sheet within the Review Period, Litton, Imo and the Sellers shall promptly meet and in good faith attempt to resolve such objection(s).
 If any of such objection(s) cannot be resolved between Litton, Imo and the
Sellers within 30 days following Imo's and the Sellers' receipt of Litton's statement of objection(s), then Imo, the Sellers and Litton shall submit the dispute to Price Waterhouse or, if such firm refuses to so act, to another nationally recognized independent accounting firm mutually agreeable to Imo, the Sellers and Litton, which firm shall not have had a material relationship with Imo or any Seller or Litton or their respective Affiliates within the three years preceding the appointment (the "Arbiter"), for resolution. If Imo, the Sellers and Litton cannot agree on the selection of the independent accounting firm to act as Arbiter, they shall jointly request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 60 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine (based solely on presentations by Imo and the Sellers and Litton to the Arbiter and not by independent review) only those issues in dispute. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greatest value for such items claimed by either party, or less than the smallest value for such item claimed by either party, in each case, as presented to the Arbiter. The fees, costs, and expenses of the Arbiter and the American Arbitration Association, if any, shall be paid one-half by Imo and the Sellers and one-half by Litton. The resolution so made shall be final and binding on the parties, and the Preliminary Closing Balance Sheet, as adjusted to reflect the adjustments agreed upon by or determined by the Arbiter, shall constitute the Final Closing Balance Sheet for purposes of determining any
Adjustment (as hereinafter defined) to the Cash Purchase Price.

(b)	Payment of Estimated Purchase Price.
		On the Transfer Date, Litton shall pay and remit to Imo (on its own behalf and as agent for each Seller) by wire transfer of immediately available federal funds to such bank account as is specified in Exhibit 1.4(b), $50,000,000 (the "Estimated Purchase Price").

(c)	Settlement of Purchase Price.
		In the event that the Cash Purchase Price (determined as provided in Section 1.4(a)) is greater or less than the Estimated Purchase
Price (such excess or deficiency being hereinafter referred to as the "Adjustment"), on the third Business Day following the date upon which the
Cash Purchase Price is so determined, Litton shall pay and remit to Imo (on its own behalf and as agent for each Seller) if the Cash Purchase Price (as so determined) is greater than the Estimated Purchase Price, or Imo (on its own behalf and as agent for each Seller) shall pay and remit to Litton if the Purchase Price (as so determined) is less than the Estimated Purchase
Price, the amount of the Adjustment, plus interest on the amount of the Adjustment from the Transfer Date to the date the Adjustment is paid, at an annual rate of 7%. Payment of the Adjustment and the applicable interest shall be made by wire transfer of immediately available federal funds to the bank account specified by the recipient.

(d)	Allocation of Purchase Price.
		The consideration given by Litton under this Agreement (including the payment of the Cash Purchase Price and the assumption of the
Assumed Liabilities) shall be allocated among the Purchased Assets in accordance with section 1060 of the Code, and the regulations under the Code, and Exhibit 1.4(d). Within 60 days following the date upon which the
Cash Purchase Price is determined as provided in Section 1.4(a), Litton shall prepare an Asset Acquisition Statement (Form 8594) and shall furnish a copy thereof to Imo and the Sellers. In the event that Imo or any Seller objects to the Asset Acquisition Statement prepared by Litton within 30 days after the receipt thereof, the parties shall meet promptly and attempt in good faith to resolve any objections of Imo and the Sellers. In the event that Imo or any Seller's objections cannot be resolved among the parties within 30 days following such meeting, such unresolved objections shall be submitted to and finally settled under the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator appointed in accordance with such Rules. The place of the arbitration shall be Dallas,
Texas. The determination of the arbitrator shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction.
 Imo and the Sellers, on the one hand, and Litton, on the other hand, shall each bear one-half of the costs and expenses of the arbitration. If Imo and the Sellers do not object to the Asset Acquisition Statement within the 30-
day period after the receipt thereof, such statement shall be final for purposes of this Agreement. Litton, Imo and the Sellers agree to file their respective tax returns or declarations for applicable income tax purposes in a manner consistent with the allocation finally determined pursuant to this
Section.

 .4 	Liabilities Assumed by LSI.
	Except as otherwise provided in Section 1.6 and Section 8.22, on and as of the Transfer Date, LSI shall assume and agree to pay, discharge, and perform, as the case may be, when due and payable, the following (and only the following) specified Liabilities of the Sellers with respect to the Business (the "Assumed Liabilities"):

	(a)	Subject to Section 1.5(c), all Liabilities of the Sellers to
the
extent set forth on or reflected in the 1994 Financials and not paid or discharged by the Sellers on or prior to the Transfer Date;

	(b)	Subject to Section 1.5(c), all Liabilities of the Sellers
not
constituting Unassumed Liabilities incurred in the normal and ordinary course of business consistent with past practice from December 31, 1994, to the Transfer Date and not paid or discharged by the Sellers on or prior to the Transfer Date to the extent that such Liabilities are set forth on or reflected in the Final Closing Balance Sheet;

	(c)	Performance obligations of the Sellers arising after the
Transfer Date under the executory portion of Contracts which are (i) disclosed in Schedules 3.12(a)(i), 3.12(b), 3.12(d), 3.12(k), 3.24(b) or
3.27; (ii) not disclosed in such Schedules solely because they fall below the minimum threshold amount, term, or materiality of the disclosures required by the terms of this Agreement to be set forth in such Schedules, or because they contain classified information; (iii) incurred between the date of this Agreement and the Transfer Date in compliance with the provisions of Section 5 of this Agreement; (iv) distributorship, dealer, marketing, or advertising Contracts listed on Exhibit 1.5(c)(iv); or (v) consulting Contracts listed on Exhibit 1.5(c)(v) (Contracts described in clauses (i), (ii), (iii), (iv) and (v) being herein referred to as "Executory Contracts"); provided, however, that the term Executory Contracts shall not include Contracts as to which all goods and services thereunder have been delivered on or prior to the Transfer Date;

	(d)	Product and service warranty obligations of the Sellers for
products sold and shipped, or services rendered, on or prior to the Transfer
Date, except any Liabilities resulting from or arising out of the grand jury investigation into prior testing and quality control reporting procedures of the Ni-Tec Division of Varo currently being conducted by the United
States
Attorneys' Office for the Northern District of Texas, as initiated by the subpoena dated July 16, 1992, or any events, acts, or omissions alleged to form the basis for such grand jury investigation;

	(e)	Liabilities set forth on Exhibit 1.5(e); and

	(f)	Liabilities of the Sellers for actual or alleged Product
Liability resulting from, caused by, or arising out of, any product sold and shipped by LSI after the Transfer Date, notwithstanding that such product was manufactured by the Sellers on or prior to the Transfer Date.

 .5 	Unassumed Liabilities.
	Except as expressly set forth in Section 1.5 and Section 8.22, Litton shall not assume, and the Sellers shall retain, pay, perform, and discharge, all Liabilities of any kind whatsoever, whether arising out of or relating to the Purchased Assets or the operation of the Business or otherwise on or prior to the Transfer Date (collectively, the "Unassumed Liabilities"). Notwithstanding anything to the contrary contained in Section 1.5, the Unassumed Liabilities shall include the following Liabilities of Imo or the
Sellers as of the Transfer Date:

	(a)	Any Liability of the Sellers for Taxes based on income
imposed
by the United States, any foreign country, state, municipality, subdivision, agency of the United States or any foreign country, or any other
Governmental Authority charged with levying Taxes or fees, in respect of periods on or prior to the Transfer Date;

	(b)	Except as provided in Section 8.8 and except for vacation
pay to
the extent accrued on the Final Closing Balance Sheet, any Liability of Imo or any Seller to any present or former director, officer, or employee under any Compensation Plan or under any collective bargaining agreement between any labor organization and Imo or any Seller, or under any individual employment contracts, including any Liability for pay-in-lieu-of-notice, sick pay, severance, or termination pay, arising out of this transaction or otherwise, or under any retention or "stick around" bonus agreement or arrangement;

	(c)	Any Liability of the Sellers, any predecessors of the
Sellers in
title, or parties for whose acts or omissions the Sellers are responsible:
(i) arising on or prior to the Transfer Date from the presence of Hazardous
Material at, under or migrating to or from or transported from (by any vehicle) the Hermann Facility, the Walnut Facility, the Shepherd Facility, the Chartwell Operating Facility, or the Chartwell Warehouse Facility, or any other real property which was or is owned, leased, or occupied by the
Sellers in connection with the Business (the "Affected Real Property");
(ii)
arising from the shipment on or prior to the Transfer Date of Hazardous Material offsite from the Affected Real Property for treatment, storage, or disposal; (iii) arising from the failure on or prior to the Transfer Date to comply with Environmental Laws (including the failure to file any reports required under Environmental Laws); (iv) arising from the failure on or prior to the Transfer Date to have obtained all permits, licenses, and other authorizations required with respect to the conduct of the Business under
Environmental Laws in effect prior to the Transfer Date; (v) arising from the failure on or prior to the Transfer Date to have complied with all permits, licenses, and other authorizations issued under Environmental Laws;
or (vi) arising from the storage, holding, existence, use, release, emission, discharge, generation, processing, abatement, removal, disposition, handling, or transportation on or prior to the Transfer Date of any Hazardous Material from, under, into or on any of the Affected Real Property;

	(d)	Any Liability of the Sellers for actual or alleged Product
Liability resulting from, caused by or arising out of any product sold and shipped, repaired, or maintained by the Sellers or any service rendered by the Sellers on or prior to the Transfer Date;

	(e)	Any Liability of the Sellers in respect of, secured by, or
incurred in connection with, the acquisition, ownership, or use by the Sellers of any of the Excluded Assets;

	(f)	Any Liability arising from any violation or alleged
violation by
the Sellers of any Applicable Law, Antitrust Law, Government Contract
Law or
ERISA on or prior to the Transfer Date (including the provisions of Section
1.6(c) with respect to violations of Environmental Laws);

	(g)	Any Liability arising from performance or breach of any
contractual or other obligations by the Sellers or violations of Applicable
Law, Antitrust Law, or Government Contracts Law under or in connection with any of the Executory Contracts occurring or arising out of acts or omissions by the Sellers occurring on or prior to the Transfer Date;

	(h)	Any Liability of the Sellers for actual or alleged
infringement
of any Intellectual Property Rights of others by any product sold and shipped, repaired, or maintained by the Sellers or any service rendered by the Sellers on or prior to the Transfer Date;

	(i)	Any Liability of the Sellers for legal, accounting, or other costs and expenses incurred in connection with the negotiation or execution of this Agreement and/or the consummation of the transactions provided for herein;

	(j)	Any Liability of the Sellers for any broker's or finder's
fee
incurred in connection with the transactions provided for herein, including any fees payable to CS First Boston Corporation;

	(k)	The payable balances in the intercompany accounts due from
the
Business to Imo or any Seller;

	(l)	Those certain Liabilities of the Sellers in respect of the
Business set forth and described in Exhibit 1.6(l);

	(m)	Except as provided in Section 8.16 and for Liabilities under
Contracts listed on Exhibits 1.5(a)(iv) and 1.5(a)(v), any Liability under any sales representative, sales consultant, distributor, dealer, marketing, advertising or similar Contracts of the Sellers; provided, however, that such Liability shall be considered an Assumed Liability to the extent of any reserves or accruals established on the Final Closing Balance Sheet with respect to any sales commissions, consultant's fees or similar
Liabilities
arising under, or related to, any such Contracts; and

	(n)	Any Liability to make any payment to the U.S. Government or
any
Person with respect to any alleged overfunding of any of Imo's or the Sellers' pension or other Compensation Plans or based on the prior merger of pension plans by Imo or any Seller, whether overfunded or underfunded.

 .6 	Right to Contest.
 	The assumption and agreement by LSI to pay, perform, and discharge, as the case may be, the Assumed Liabilities shall not prohibit LSI from contesting, in good faith and at the expense of LSI, the amount, validity or enforceability of any thereof; provided, however, that LSI shall indemnify the Sellers against any damage to the Sellers resulting from such contest.

 .7 	Instruments of Assumption.
 	On the Transfer Date, LSI shall deliver to the Sellers an Instrument of Assumption substantially in the form of Exhibit 7.9.

 .8 	Non-Assignable Contracts and Rights.
(a)	Consent.
		Notwithstanding anything to the contrary in this Agreement, no properties, rights, or other assets of the Sellers shall be deemed sold, transferred, or assigned to LSI pursuant to this Agreement if the attempted sale, transfer, or assignment of the same to LSI without the consent or approval of any Person would be ineffective or would constitute a breach of
Contract or a violation of any Applicable Law, Antitrust Law, or Government
Contract Law or would in any way adversely affect the rights of the Sellers
(or LSI, as transferee or assignee), and such consent or approval is not obtained.

		If any such consent or approval is required but not obtained on or prior to the Transfer Date, then to the extent possible, (i) the beneficial interest in or to such properties, rights, or assets shall in any event pass as of the Transfer Date to LSI, and (ii) pending such consent or approval LSI shall assume or discharge the obligations of the Sellers under such properties, rights, or assets (to the extent such obligations are Assumed Liabilities) as agent for the Sellers pursuant to the Agency Agreement, and LSI shall act as the Sellers' agent in the receipt of any benefit, rights, or interests received from such properties, rights, or assets constituting Purchased Assets.

		The parties shall use reasonable efforts (and bear their respective costs of such efforts) without payment of any material penalty or fee to obtain and secure any and all consents and approvals that may be necessary to effect the sale, transfer, or assignment of such properties, rights, or assets to LSI without material change in any of the material terms or conditions of such properties, rights, or assets, including their formal assignment or novation, if advisable. LSI shall cooperate with and assist the Sellers in their efforts to obtain any such approval, novation, or release, including participating in presentations to contracting officers and other appropriate government officials and supplying information regarding LSI's financial condition, business experience and competence, technical capabilities, and other relevant matters.

		The parties further agree to make or complete such transfers as soon as reasonably possible and to cooperate with each other in any other reasonable arrangement designed to provide for LSI the benefit of such properties, rights, and assets.

(b)	Agency Agreement.
		As of the Transfer Date, the Sellers and LSI shall have entered into an agency agreement (the "Agency Agreement") substantially in the form of Exhibit 1.9(b) pursuant to which LSI agrees to administer and perform as agent for the Sellers all of the Sellers' obligations and responsibilities under the Government Contracts and Government Bids constituting
Executory
Contracts and under any Executory Contracts with any Governmental
Authority
which is not a United States Governmental Authority.

 .9 	Bulk Sales Act Waiver.
	LSI hereby waives compliance by the Sellers with the bulk sales provisions of the Uniform Commercial Code or similar statutory scheme, if applicable; provided, however, that such waiver does not as between Litton and the Sellers relieve the Sellers of any of the Unassumed Liabilities, and the Sellers hereby covenant and agree to pay and discharge promptly the Unassumed Liabilities and to indemnify, defend, and hold Litton harmless in respect of any Loss suffered or incurred by Litton as a result of such noncompliance.

(Section 2 follows)


1
Transfer Date

 .0 	Transfer Date.
 	Consummation of the transactions provided for in this Agreement shall take place at the offices of Baker & Botts, L.L.P. located at 700 Trammell
Crow Center, 2001 Ross Avenue, Dallas, Texas, on June 2, 1995, commencing at
10:00 a.m. local time on such date, or at such other date or time or other place as the parties, may mutually agree upon in writing (such date being referred to as the "Transfer Date"); and all transactions provided for herein to occur on and as of the Transfer Date shall be deemed to have occurred simultaneously and to be effective as of the 11:59 p.m., Central
Daylight Savings Time, on the Transfer Date.

 .1 	Right to Cure.
	If any of the conditions set forth in Sections 6 or 7 shall not have been satisfied or waived by the date on which the Transfer Date is otherwise scheduled to occur, then, subject to the provisions of Section 10.1(d), and provided that such party is not in breach of this Agreement, the party unable to meet such condition shall have a reasonable time (not to exceed five business days after the intended Transfer Date) to extend the Transfer
Date in order to satisfy, at its expense, such condition or conditions.


(Section 3 follows)


2
Representations and Warranties of Imo and the Sellers

	Imo and the Sellers hereby represent and warrant to Litton as follows, which representations and warranties shall be deemed reaffirmed and republished on the Transfer Date as if made again on and as of such date:

 .0 	Schedules.
 	Prior to the execution of this Agreement, the Sellers have delivered to Litton the several schedules referred to and identified herein (the "Schedules") setting forth certain disclosures, exceptions and other information, data, and documents referred to at various places throughout this Agreement.

 .1 	Corporate.
(a)	Due Organization and Qualification.
		Imo and each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all jurisdictions where the nature of its business or the ownership, leasing, or operation of the Purchased Assets requires qualification, except where failure to so qualify would not have a Material Adverse Effect.

(b)	Power and Authority to Conduct Business.
		Imo and each Seller has the corporate power and authority to own, operate, or lease its properties, rights, and assets and to conduct its business in all material respects as now conducted.

(c)	Power and Authority to Enter Into Agreement.
		Imo and each Seller has the corporate power and authority to enter into this Agreement and the Transaction Agreements to be executed by it hereunder and, subject to the conditions herein and therein provided, to consummate the transactions contemplated hereby and thereby.

(d)	Due Execution and Enforceability.
		The execution, delivery, and performance of this Agreement and the Transaction Agreements by and on behalf of Imo and each Seller have been duly and validly authorized and approved by all corporate action necessary or required to be taken by Imo and such Seller to enter into, execute, and deliver this Agreement and the Transaction Agreements and to perform their respective obligations hereunder and thereunder. This Agreement has been, and each of the Transaction Agreements to be executed by it will be at or prior to the Transfer Date, duly executed and delivered by Imo and each Seller, as applicable, and (assuming the due authorization, execution, and delivery by Litton and related parties hereto and thereto) this Agreement constitutes, and each of the Transaction Agreement when so executed and delivered will constitute, the valid and legally binding obligations of Imo and such Seller, as applicable, enforceable against Imo and such Seller, as applicable, in accordance with its terms and conditions, except to the extent that the same may limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.

(e)	Franchises, Permits, Etc.
		Each Seller with respect to the Business possesses all United
States and, to the best of Sellers' Knowledge, all foreign governmental and business franchises, permits, licenses (including export licenses), approvals, and other authorizations necessary for it to conduct its present and planned operations and activities, except for such franchises, permits, licenses, approvals, and authorizations which the failure to possess would not have a Material Adverse Effect. All material United States and foreign governmental and business franchises, permits, licenses, approvals, and authorizations to operate or conduct specific operations or activities which have been issued to the Sellers with respect to the Business or which were issued to others on behalf of, or which are used by, the Sellers with respect to the Business and which are presently in effect are set forth on
Schedule 3.2(e); and except as specifically identified on Schedule
3.2(e),
shall be transferable to LSI on the Transfer Date.

 .2 	No Breach of Statute or Contract Regarding Agreement.
 	The execution, delivery, and performance of this Agreement and the Transaction Agreements on the part of Imo and the Sellers will not: (i) breach or violate any Applicable Law or Government Contract Law; or (ii) conflict with or breach any of the terms, conditions, or provisions of the certificate of incorporation or by-laws, or their respective equivalents as amended and in effect, of Imo or any Seller; or (iii) conflict with, violate, breach, or result in the termination of any judgment, order, injunction, decree, or Material Contract to which Imo or any Seller is a party or by which Imo or any Seller or any of their respective properties, rights, or assets is bound, other than a breach or violation that would not materially hinder or impair the transactions contemplated hereby or have a
Material Adverse Effect, except for any consents to assignment set forth on
Schedule 3.12(m); or (iv) result in the creation of any Lien (other than a
Lien in favor of Litton or a Permitted Lien) upon any of the Purchased
Assets.

 .3 	Financial.
(a)	1994 Financials.
		Set forth on Schedule 3.4(a) is the balance sheet of the Sellers with respect to the Business at and as of December 31, 1994, and the related statement of income for the year then ended (the "1994 Financials").
The
1994 Financials fairly present the financial condition of the Sellers with respect to the Business at and as of December 31, 1994, and the results of their operations with respect to the Business for the year then ended in conformity with GAAP applied on a basis consistent with that of preceding periods, except as set forth in Exhibit 1.4(a)(iv)-1.

(b)	Events Subsequent to 1994 Financials.
		Except as set forth on Schedule 3.4(b), since December 31, 1994, there has not been any of the following:

		(i)  any change in the financial condition or operating
results
of the Sellers with respect to the Business from that reflected in the
1994
Financials which would have a Material Adverse Effect;

		(ii) any destruction or material damage to any material asset of the Business, whether covered by insurance or not;

		(iii) any sale or other disposition of any capital asset of the
Sellers with respect to the Business with an original cost in excess of $100,000 or any write-down or write-off with respect thereto;

		(iv) any increase in the wage, salary, commission, or other compensation (except such increases occurring in the normal and ordinary course of business in accordance and consistent with past practices or increases required by contract or legislation affecting wages) payable or to become payable by the Sellers with respect to the Business to any director, officer, or employee, or any change in any existing, or creation of any new, insurance or other plan under which the Sellers with respect to the Business provide benefits to their employees;

		(v) any Lien (other than Permitted Liens) created on or in any of the Purchased Assets or assumed by the Sellers with respect to any of the
Purchased Assets;

		(vi) any release or waiver by the Sellers with respect to the
Business of any claim or right which would have a Material Adverse
Effect,
except for a claim or right with respect to any Excluded Asset;

		(vii) any change in any principles, method, or practice of accounting or auditing of the Sellers (including any change in depreciation or amortization or inventory policies or rates) or in the manner that the
Sellers keep their books and records pertaining to the Business; or

		(viii) any government claims, demands, assertions, subpoenas, indictments, or other government actions that would require disclosure under the rules of the SEC if the Sellers were an SEC reporting company with respect to the Business.

 .4 	Indebtedness; No Undisclosed Liabilities.
(a)	Indebtedness.
		Set forth on Schedule 3.5(a) is a list and description of all
Contracts pursuant to which the Sellers are obligated (as promissors, guarantors, or otherwise) for borrowed monies (other than intercompany indebtedness or customary trade payables incurred in the normal and ordinary course of business), and the outstanding balance of principal and interest thereunder as of the date specified thereon.

(b)	No Undisclosed Liabilities.
		The Sellers with respect to the Business have no Liabilities of any nature except to the extent:

		(i) Disclosed in this Agreement or any Schedule, or which are of the type or kind required to be disclosed in the Schedules but are not disclosed solely because they fall below the minimum threshold amount, term, or materiality of the disclosures required by the terms of this Agreement to be set forth in such Schedules or because they contain classified information;

		(ii) Set forth in the 1994 Financials and not paid or discharged;

		(iii) Incurred on or prior to December 31, 1994, and which, in accordance with GAAP (except as set forth on Exhibit 1.4(a)(iv)-1) applied on a basis consistent with that of preceding periods, were not required to be set forth in the 1994 Financials and which have not been paid or discharged; or

		(iv) Incurred in the normal and ordinary course of business of the Sellers since December 31, 1994, which have not been paid or discharged.

 .5 	Accounts Receivable.
 	Set forth on Schedule 3.6 is a list and description, including an aging, of all outstanding notes, drafts and accounts receivable, including unbilled receivables, of the Sellers with respect to the Business. All such receivables arose from bona fide transactions in the normal and ordinary course of business consistent with past practice, and all such receivables are good and collectible in the normal and ordinary course of business except (i) to the extent of the reserve for uncollectible accounts provided for in the books and records of the Sellers with respect to the Business, and (ii) as otherwise specifically disclosed on Schedule 3.6.

 .6 	Inventory.
 	Except as set forth on Exhibit 1.4(a)(iv)-1, all inventory of raw materials, work in process and finished goods of the Sellers with respect to the Business or reflected in the 1994 Financials or acquired by the Sellers with respect to the Business since December 31, 1994, are usable and salable in the normal and ordinary course of business, except for slow-moving, damaged, or obsolete items, which have been written down to net realizable market value or adequate reserves have been provided for such items, and all intercompany profit has been eliminated. The value at which inventories are carried in the 1994 Financials and in the books and records of the Sellers with respect to the Business reflects the normal inventory valuation policy of the Sellers with respect to the Business, applied on a basis consistent with that of preceding periods. Except as set forth on Exhibit 1.4(a)(iv)-
1, all inventory received by the Sellers with respect to the Business has passed all required testing specifications and receiving inspections under applicable Contracts.

 .7 	Liens.
 	The Sellers own and have good, valid, and marketable title to, or in the case of leased properties, good and valid leasehold interests in, all of the Purchased Assets, free and clear of all Liens, except for (a)
Permitted
Liens, or (b) Liens to secure the payment of Assumed Liabilities.

 .8 	Realty Interests.
(a)	Real Property.
		Except as set forth on Schedule 3.9(a), the Purchased Assets are located within parcels of real property ("Real Property") that are either owned by the Sellers or leased by the Sellers for use by the Business.
The
leases of the Real Property, together with any amendments and modifications thereto (collectively described hereafter as the "Leases"), are described in
Schedule 3.9(a). The Sellers have provided Litton with copies of the Leases and any correspondence dated since March 1, 1992 between Imo or any of the
Sellers and the landlords of the Leases ("Landlords"), or any correspondence from the Landlords with respect to the Leases discussing any actual or potential breach, amendment, or waiver.

(b)	Right to Lease and Sublease.
		Each Seller has fee simple indefeasible title to the Real Property that it owns, free and clear of any encumbrances (other than Permitted Liens), and the Sellers have the right and power to lease such Real Property to LSI. Except as set forth on Schedule 3.9(b), all Leases permit subletting without the consent of the Landlords; and, to the best of
Sellers' Knowledge, except as set forth on Exhibit 3.9(b), no facts exist that would cause a Landlord to withhold or delay its consent to a sublease between LSI and any Seller for the Real Property. Every Lease is in full force and effect; to the best of Sellers' Knowledge, no notice of default has been served or delivered pursuant to any Lease except as set forth on
Schedule 3.9(b); to the best of Sellers' Knowledge, there are no acts or omissions, which, if known by a Landlord, would give a Landlord cause to notice the Sellers with a default of any Lease; and, to the best of Sellers'
Knowledge, no Landlord is in default of any Lease.

(c)	Zoning and Building Code Violations.
		To the best of Sellers' Knowledge, the present conduct of the
Business and the ownership, occupancy, use, and operation of the Real Property owned by the Sellers and the Walnut Facility are in material compliance with all applicable zoning, city planning, and building statutes, laws, ordinances, rules, and regulations; and, to the best of Sellers' Knowledge, no violations of any deed to such Real Property or Applicable Law exist.

 .9 	Sufficiency of the Purchased Assets.
 	Except for the Excluded Assets, the Purchased Assets constitute all of the assets necessary to enable LSI to operate the Business as a going concern in substantially the same manner as such operations have heretofore been conducted, with all operations of the Business unimpaired in any material respect immediately after the Transfer Date.

 .10 	Condition of Purchased Assets.
 	All tangible Purchased Assets are in all material respects in such condition and repair as are consistent with the uses in which the Sellers presently employ them.

 .11 	Contracts and Commitments.
(a)	Sales Orders and Bids.
		(i) Set forth on Schedule 3.12(a)(i) is a list and description of each individual Material Contract (including Government Contracts), each individual Bid for a Material Contract, and each individual Government Bid for a Material Contract that is a Government Contract (other than those containing classified information which, to the extent permitted by Applicable Law, Antitrust Law, and Government Contract Law, have been disclosed to Litton in a written instrument specifically referencing this
Section).

		(ii)  Except as specifically identified on Schedule
3.12(a)(ii),
all Material Contracts and Bids and Government Bids for Material Contracts required to be set forth on Schedule 3.12(a)(i) have been entered into in the normal and ordinary course of business of the Sellers, and, to the best of the Sellers' Knowledge, such Material Contracts have been entered into in accordance with Applicable Law, Antitrust Law, and Government Contract Law.

		(iii)  Except to the extent set forth on Schedule
3.12(a)(iii),
the Sellers have not received any advance payments or deposits in respect of any Material Contract required to be set forth on Schedule 3.12(a)(i).

		(iv) Except as described on Schedule 3.12(a)(iv), none of the
Government Contracts, sales Contracts, Bids or Government Bids of the Sellers with respect to the Business is reasonably anticipated to result in a Contract Loss upon completion of performance, and all Contract Losses required to be described on Schedule 3.12(a)(iv) through completion of performance are reflected in the books and records of the Sellers and will be reflected in the Final Closing Balance Sheet, except as provided in
Section 1.4(a)(iv) with respect to the MELIOS, SOFLAM, and the Singapore
Programs.

		(v)  Except as specifically identified on Schedule
3.12(a)(v),
none of the Material Contracts or Bids or Government Bids for Material Contracts is with an operation of a Seller that is not a part of the Business or with an Affiliate of a Seller.

		(vi)  The Sellers have no Bids, Contracts (including
Government
Contracts), or Government Bids with respect to the Business, the existence of which or the customer for which is classified information (commonly referred to as "black programs").

(b)	Purchase Orders.
		Set forth on Schedule 3.12(b) is a list and description of each individual purchase order and purchase Contract of the Sellers with respect to the Business involving remaining payments by any Seller in excess of $1,000,000 or $250,000 with respect to items which are charged as indirect costs. Except as described on Schedule 3.12(b), all purchase orders and purchase Contracts required to be set forth on Schedule 3.12(b) have been incurred in the normal and ordinary course of business. Except as specifically identified on Schedule 3.12(b), none of the purchase orders or purchase Contracts required to be set forth on Schedule 3.12(b) is with another operation of any other Seller.

(c)	Sales Representative Agreements.
		Set forth on Schedule 3.12(c) is a list and description of all outstanding sales representative, sales consultant, distributor, dealer, marketing, advertising, or similar Contracts of the Sellers relating to the
Business.

(d)	Personal Property Leases (As Lessee).
		Set forth on Schedule 3.12(d) is a list and description of all
Contracts relating to the Business that are not terminable without penalty or further obligation on the part of the Sellers within 90 days or that contain a remaining obligation to pay more than $100,000 per year pursuant to which the Sellers lease or rent (as lessee) any machinery, equipment, motor vehicle, or other personal property.

(e)	Non-Competition Agreements or Covenants.
		Set forth on Schedule 3.12(e) is a list and description of all
Contracts relating to the Business that impose on any Seller or any of its employees any material restriction on the manner in which any of them may conduct the Business or use the Purchased Assets in competition with any third party.

(f)	Consultant Agreements.
		Set forth on Schedule 3.12(f) is a list and description of all outstanding consultant and lobbyist Contracts (other than Contracts listed on Schedule 3.12(c)) of the Sellers relating to the Business.

(g)	Guarantees.
		Set forth on Schedule 3.12(g) is a list and description of all
Contracts relating to the Business and included among the Purchased
Assets
pursuant to which any Seller guarantees, endorses, or otherwise is, will, or may become liable or responsible for the obligations of any other Person for money borrowed, advances made, goods or services purchased, or otherwise (other than the endorsement for collection of negotiable instruments in the normal and ordinary course of business).

(h)	Letters of Credit, Surety, and Performance Bonds.
		Set forth on Schedule 3.12(h) is a list and description of all letters of credit, surety, bid, temporary import, performance bonds, and other similar instruments maintained by Imo or the Sellers which secure obligations of any Seller with respect to the Business.

(i)	Letters of Credit in Favor of the Sellers.
		Set forth on Schedule 3.12(i) is a list and description of all letters of credit, surety, bid, temporary import and performance bonds, and other similar instruments maintained by any Person in favor of the Sellers with respect to the Business.

(j)	Powers of Attorney, Proxies.
		Except as set forth and described on Schedule 3.12(j), there are no outstanding powers of attorney or proxies granted by the Sellers with respect to the Business and included among the Purchased Assets other than limited powers of attorney granted solely in connection with tax matters and appointments of statutory agents to receive service of process.

(k)	Other Material Contracts.
		Set forth on Schedule 3.12(k) is a list and description of all
Material Contracts that are not otherwise listed or disclosed on any other
Schedule.

(l)	Contract Breaches.
		Except as stated on Schedule 3.12(l), the Sellers are not in material breach, and the Sellers have not received notice of any material breach by any Seller, under any Material Contract or under any Government
Contract, sales Contract, Bid, or Government Bid required to be disclosed on
Schedule 3.12(a)(iv).

(m)	Required Consents.
		Except (i) as set forth on Schedule 3.12(m), (ii) for compliance with the applicable requirements of the HSR Act, (iii) for consents or approvals with respect to any Contract involving the payment to or from the
Sellers of amounts not in excess of $1,000,000, and (iv) consents required by any Governmental Authority in connection with the assignment of any Contract (including any Government Contract), no consents or approvals of any Person are required in connection with the transfer of the Purchased Assets to LSI hereunder and the consummation of the transactions contemplated hereby, including the assignment or novation of any Executory
Contract ("Required Consents").

 .12 	Customer Furnished Assets.
 	Schedule 3.13 identifies by description or inventory number all personal property, equipment, and fixtures loaned, bailed, or otherwise furnished to the Sellers by or on behalf of the U.S. Government or any other
Person that (i) relate to the Business, (ii) are or were used in the conduct of the Business, and (iii) are or should be in the possession of the Sellers
("Customer Furnished Items"). Schedule 3.13 identifies each Government Contract or other Executory Contract pursuant to which each such Customer
Furnished Item is furnished. The Sellers have complied in all material respects with all of their respective obligations relating to the Customer
Furnished Items, and, upon the return thereof to the U.S. Government or other customer who provided such Customer Furnished Item in the condition thereof on the date hereof, would have no material liability with respect thereto.

 .13 	Government Contracting Audits.
 	Set forth on Schedule 3.14 is a list and description of each final audit or investigation report, or in the absence of thereof, a draft thereof, received by Imo or any Seller since December 31, 1990 by any prime or higher-tiered contractor or subcontractor, or Governmental Authority, including the Defense Contract Audit Agency, the Defense Contract Management
Command, the Defense Contract Administrative Service Management Area, any governmental procurement agencies under the supervision of the Secretary of
Defense, the General Accounting Office, any of the Inspector Generals under the supervision of the Secretary of Defense, the Office of Special Investigation of the Air Force, the Naval Investigative Service, the Defense
Investigative Service, or the Defense Criminal Investigative Service (other than routine audits by resident auditors, none of which is material to the business or prospects of the Business), which pertains to any Executory Contract or the Business, and which has resulted in an allegation or a notice of violation of any Applicable Law, any Government Contract Law or
Contract by the Sellers, and which has not been closed or otherwise resolved. Schedule 3.14 also describes the current status of activities related to these audits.

 .14 	Government Contracting Audits Settlement Agreements.
 	Set forth on Schedule 3.15 is a list and description of each settlement agreement between Imo or any Seller, on the one hand, and the U.S. Government, on the other hand, which will have a binding effect on the
Business after the Transfer Date, and under which Imo or any Seller has material unperformed obligations with respect to the Business.

 .15 	Government Contracts.
	(a)	Except as set forth in Schedule 3.16(a), with respect to
each
and every Government Contract or Government Bid (including any exception taken therein) with respect to the Business and included among the Purchased
Assets, to the best of Sellers' Knowledge: (i) the Sellers have complied in all material respects with all material terms and conditions of each Government Contract; (ii) the Sellers have complied in all material respects with all requirements of all Applicable Law, Government Contract Law, and each Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged, or set forth in, or pertaining to, each Government Contract or Government Bid were, when given, correct in all material respects as of their effective date; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Sellers, either orally or in writing, that any Seller has breached or violated any Applicable Law, Government Contract Law, certification, representation, or requirement pertaining to any Government
Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice, or show cause notice is currently in effect pertaining to any Government Contract or Government Bid; (vi) no Governmental Authority has provided the Sellers with written notice of any cost incurred by any Seller pertaining to any Government Contract to which such Seller is a party which has been questioned, challenged, or disallowed or has been the subject of any investigation; and (vii) no money due to any
Seller under any Government Contract to which such Seller is a party has been (or has been attempted to be) withheld or set off.

	(b)	Except as set forth in Schedule 3.16(b), with respect to the
Business:  (i) neither the Sellers nor, to the best of Sellers'
Knowledge,
any of their directors, officers, employees, consultants, or agents is (or during the last three years has been) the subject or target of any administrative, civil, or criminal investigation of which Imo or any Seller has received notice, or is (or during the last three years has been) under administrative, civil, or criminal indictment or information (or equivalent official governmental charge or allegation) by any Governmental
Authority
with respect to any alleged irregularity, misstatement, or omission, or other matter arising under or relating to any Contract (including any Government Contract), Bid, or Government Bid; and (ii) during the last three years, neither Imo nor the Sellers have submitted a voluntary disclosure to the U.S. Government under the U.S. Government's voluntary disclosure program with respect to any alleged irregularity, misstatement, omission, or other matter arising under or relating to any Government Contract or Government
Bid. Except as previously disclosed to Litton in a writing by the Sellers specifically referencing this Section, neither Imo nor any Seller has received notice of any investigation by any Governmental Authority of any irregularity, misstatement, or omission, or other matter arising under or relating to any Contract (including any Government Contract), Bid, or Government Bid that has led or could reasonably be expected to lead, either before or after the Transfer Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence.

	(c)	Except as set forth in Schedule 3.16(c), with respect to the
Business, neither Imo nor any Seller has received notice of (i) any outstanding claims, requests for equitable adjustment, or other contractual action for relief against any Seller, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid or any Contract with, or Bid submitted to, any Governmental Authority which is not a United
States Governmental Authority and (ii) any disputes between any Seller with respect to the Business and the U.S. Government under the Contract
Disputes
Act or other Government Contract Law or between any Seller and any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract or Government Bid, or any Contract with, or Bid submitted to, any Governmental Authority which is not a United States Governmental Authority. To the best of Sellers' Knowledge, except as set forth in Schedule 3.16(c), the Sellers have no interest in any pending or potential claim under the Contract Disputes Act against the U.S.
Government
or any prime contractor, subcontractor, or vendor arising under or relating to any Government Contract or Government Bid.

	(d)	Except as set forth in Schedule 3.16(d), with respect to the
Business, neither the Sellers nor, to the best of Sellers' Knowledge, any of its directors, officers, employees, consultants, or agents engaged in the
Business is (or during the last three years has been) suspended or debarred from doing business with any Governmental Authority or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for contracting with any Governmental Authority. Except as previously disclosed to Litton in a writing by Imo or the Sellers specifically referencing in this Section, to the best of Sellers' Knowledge, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Imo or any Seller with respect to the Business or any such director, officer, employee, consultant, or agent of Imo or any Seller.

 .16 	Compliance with Laws; Permits.
(a)	General.
		Except as set forth on Schedule 3.17(a), the Sellers have conducted the Business in compliance and conformity in all material respects with Applicable Law, Antitrust Law, and Government Contract Law. Except as set forth on Schedule 3.17(a), there are no pending or, to the best of Sellers' Knowledge, threatened claims, notices, or allegations of any material violation by any Seller with respect to the Business of Applicable
Law, Antitrust Law, or Government Contract Law.

(b)	Permits.
		Except (i) as set forth on Schedule 3.17(b), and (ii) for matters arising under Environmental Law (which are addressed in Section 3.30), Imo and the Sellers with respect to the Business have all domestic, federal, state, and local and, to the best of Sellers' Knowledge, all foreign governmental permits, licenses, and authorizations required for the conduct of the Business as presently conducted, including all U.S. Department of State and U.S. Department of Commerce export licenses for all products, technical data, or information of Imo and the Sellers with respect to the Business that are exported to foreign countries.

(c)	Security Clearances.
		Except to the extent prohibited by the Industrial Security Manual For Safeguarding Classified Information, Schedule 3.17(c) sets forth all facility security clearances held by Imo or any Seller and all personnel security clearances held by an officer, director, or employee of Imo or any
Seller, in each case, relating to the Business or the Purchased Assets.

 .17 	Pending or Threatened Legal Proceedings.
(a)	Regarding the Business.
		Except for matters arising under Environmental Law (which are addressed in Section 3.30), set forth on Schedule 3.18(a) is a list and description of each Legal Proceeding pending or, to the best of Sellers' Knowledge, threatened in writing against Imo or any Seller with respect to the Business or with respect to matters arising out of the Business which may individually or in the aggregate have a Material Adverse Effect.

(b)	Regarding Transaction.
		There is no Legal Proceeding pending against Imo or any Seller
(i) with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of
Imo or any Seller to perform its obligations under this Agreement or the Transaction Agreements, or (ii) which seeks to enjoin, restrain or prohibit, or obtain damages in respect of, the consummation of the transactions provided for in this Agreement.

 .18 	Judgments, Orders and Consent Decrees.
 	Except for matters arising under Environmental Law (which are addressed in Section 3.30), set forth on Schedule 3.19 is a list and description of any judgment, order, or decree of, or Contract with, any Governmental Authority to which Imo or any Seller is subject as a party or is binding on Imo, or any Seller relating to the Business and which limits, restricts, or adversely affects (in any material manner) the conduct, financial condition or operating results of the Business.

 .19 	Insurance Policies.
 	Set forth on Schedule 3.20 is a list and description of all insurance policies (including the terms of any self-insurance programs or retentions) and fidelity and other bonds of the Sellers with respect to the Business.

 .20 	Employees; Employee Benefits.
(a)	Employment Contracts and Consulting Agreements.
		Set forth on Schedule 3.21(a) is a list and description of each individual written employment Contract, consulting Contract or similar Contract (other than Contracts for employment at will, and Contracts listed on Schedules 3.14(c) or 3.14(f)), between the Sellers with respect to the
Business and any of their respective present or former directors, officers, or employees, including any agreements with employees providing for severance benefits including bonuses based upon continued employment following the Transfer Date (the "Severance Contracts").

(b)	Recent Layoffs.
		Set forth on Schedule 3.21(b) is a list by location of the number of former employees of the Sellers who were engaged in the Business and who suffered an employment loss (as defined in the WARN Act) within the
90-day period preceding the date of the execution of this Agreement, which list shall be updated to the Transfer Date for the 90-day period preceding the Transfer Date.

(c)	Indebtedness to Employees.
		Except as set forth and described on Schedule 3.21(c), the Sellers are not indebted to any present or former director, officer, employee, or consultant of the Business in any amount whatsoever, other than for accrued wages, vacation pay, and other related benefits and reasonable reimbursement for business travel and related expenses incurred in the normal and ordinary course of business.

(d)	Loans or Advances to Employees.
		Except as set forth and described on Schedule 3.21(d), the Sellers do not have outstanding and unsatisfied, in whole or in part, any loan or advance to any present or former director, officer, or employee of the Business, other than reasonable advances for business, travel and related expenses made in the normal and ordinary course of business.

(e)	Collective Bargaining Agreements; Labor Disputes, Etc.
		Except as set forth on Schedule 3.21(e), the Sellers have no collective bargaining or similar agreement with any union, labor organization, or other bargaining agent for any of its employees, and no such agreement is under discussion by any Seller with respect to the Business with any union, labor organization, bargaining agent, or any group of its employees. Except as set forth on Schedule 3.21(e), since
January 1,
1990, neither the Sellers with respect to the Business nor any of the facilities or operations of the Business has been the subject of any strike, work stoppage, labor dispute, grievance, boycott, union organizational effort, or unfair labor practice charge.

(f)	Compensation Plans.
		Set forth on Schedule 3.21(f) is a list and description of all compensation and employee benefit plans, including any employee benefit plan as defined in Section 3(3) of ERISA, and any supplemental pension, life and dependent life, accidental death and health insurance (including medical, dental and vision), hospitalization, savings, bonus, deferred compensation, incentive compensation, tax preparation assistance and equalization, holiday, vacation, severance pay, pay-in-lieu of notice, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, employee assistance, travel accident, break time, differential pay for foreign or hazardous assignments, dependent schooling and supplements, fringe benefit, and other employee benefit plans, Contracts
(other than individual employment, consultant Contracts or Severance Contracts), policies, or practices providing employee or executive compensation or benefits of Imo or any Seller with respect to the Business presently in effect or committed to be implemented (the "Compensation Plans").

 .21 	Tax Returns.
	(a)	Imo and the Sellers have filed on a timely basis (and in the manner prescribed by Applicable Law) with the IRS and with all other appropriate Governmental Authorities all material income Tax returns and, to the best of Sellers' Knowledge, all other material Tax returns and Tax reports pertaining to the Business required to be filed by them or with respect to them, and have paid all Taxes that are shown to be due and payable on such returns.

	(b)	There are no Liens for Taxes upon the Purchased Assets or
the
Business (except for Taxes not yet due and payable).

	(c)	Except as set forth on Schedule 3.22(c), to the best of
Sellers'
Knowledge, there are no pending or threatened disputes with any Governmental
Authority concerning Taxes of Imo or the Sellers with respect to the Business or the Purchased Assets.

	(d)	Neither Imo nor the Sellers are parties to any written
consent
with any Governmental Authority to extend the period for assessment or collection of any Taxes, or, except as set forth on Schedule 3.22(c), to any written Contract with any tax authority concerning liability for Taxes, in each case, with respect to the Business or the Purchased Assets.

	(e)	No Seller is a Foreign Person within the meaning of Section
1445(b)(2) of the Code.

 .22 	Product and Service Warranties; Warranty Experience.
 	Adequate reserves have been provided in the 1994 Financials in respect of outstanding product and service warranty Liability of the Sellers arising out of, or in connection with, the Business, calculated on the same basis utilized in the past. Except as set forth on Schedule 3.23, there are no individual product or service warranty claims outstanding against the Sellers with respect to the Business in excess of $50,000. The Optical Systems Division of Varo has offered no product or service warranty except as set forth on Schedule 3.23.

 .23 	Intellectual Property Rights.
(a)	List of all Intellectual Property Rights.
		Set forth on Schedule 3.24(a) is a list and description of Intellectual Property Rights which are owned by the Sellers or are presently used or held for use in the Business. Except as otherwise specified in
Schedule 3.24(a), (i) the Sellers are the sole owner of or have the exclusive right to use and grant sublicenses under, and (ii) neither Imo nor the Sellers have granted to any third party any license under, nor have covenanted not to assert against any third party, any Intellectual Property
Rights included among the Purchased Assets, all such Intellectual
Property
Rights, being subject as to both clauses (i) and (ii), only to those licenses indicated on Schedule 3.24(b), and the same are in good standing.
To the best of Sellers' Knowledge, except as set forth on Schedule
3.24(a),
there are no events, documents, or evidence which are material to the unenforceability of any patent required to be listed on Schedule
3.24(a), or
any patent based on any patent application required to be listed on Schedule
3.24(a). Except as set forth on Schedule 3.24(a), none of such Intellectual
Property Rights is the subject of any claim or challenge asserted by a third party in any Legal Proceeding or comprising any opposition or similar proceeding in any patent office, copyright office, or trademark or service mark registration office , nor to the best of Sellers' Knowledge is there any basis upon which such a claim or challenge could be made with respect to patents included in Purchased Assets.

		The Sellers' policy with respect to the Business has been to have each employee of the Business execute an agreement in favor of the appropriate Seller under which such employee is obligated to assign to such
Seller all rights in any inventions made by such employee relating to the
Business, and, at no cost to such Seller while so employed, to provide assistance to such Seller regarding the preparation, prosecution, and enforcement of patents based on such inventions. The rights of such Seller in respect thereof are included among the Purchased Assets and shall be transferable to LSI on the Transfer Date.

		Litton acknowledges that the Sellers' rights to certain patents, patent applications, inventions for which patent applications have not been filed, and other proprietary rights may be subject to rights of the U.S. Government.

(b)	Licenses of Intellectual Property Rights.
		Set forth on Schedule 3.24(b) is a list and description of all licenses of Intellectual Property Rights (i) used by the Sellers in the Business and licensed to the Sellers by others, except as set forth in
Schedule 3.27, or (ii) owned by or exclusively licensed to the Sellers in connection with the Business and granted to others by the Sellers. None of the licenses described above is or will on the Transfer Date be subject to termination or cancellation or change in terms or provisions of such license as a consequence of this Agreement or consummation of the transactions provided for in this Agreement, except as otherwise disclosed on Schedule
3.24(b).

(c)	No Infringement.
		Except as set forth on Schedule 3.24(c), to the best of Sellers'
Knowledge, no person or entity is infringing or has misappropriated any Intellectual Property Rights which are owned by or licensed to the Sellers presently used or held for use in or held for use in connection with or relating primarily to the Business.

	(d)	Registration and Maintenance Fees.
		Except as otherwise specified in Schedules 3.24(a) and 3.24(b), all maintenance, renewal, or similar fees required by the applicable Governmental Authority to maintain in effect all Intellectual Property Rights identified in such Schedules have been paid and no such fee is currently subject to any material fine or extra payment for late filing.

 .24 	Confidential Information or Trade Secrets.
 	Set forth on Schedule 3.25 is a list and description of all claims or demands of any Person pertaining to, or any proceedings which are pending or, to the best of Sellers' Knowledge, threatened, against any Seller with respect to the Business which challenge the rights of such Seller in respect of any Intellectual Property Rights. The Sellers' policy with respect to the Business has been to have each employee of the Business execute an agreement under which such employee is obligated to keep confidential such information, whether proprietary, confidential, or trade secret, and to not use such information except in the conduct of the Business. To the best of
Sellers' Knowledge, no Seller with respect to the Business has or uses any information, whether proprietary, confidential, or trade secret, owned or claimed by any third parties, except such information as is listed and described on Schedule 3.24(b).To the best of Sellers' Knowledge, the Sellers with respect to the Business have adequately protected all of their confidential information and the confidential information of third parties in their possession. To the best of Sellers' Knowledge, the Sellers with respect to the Business have no confidential information whether proprietary, confidential, or trade secret, owned or claimed by third parties not rightfully in their possession, and the Sellers have complied in all material respects with all Contracts governing the use of such confidential information.

 .25 	Infringement and Indemnification.
 	There are no claims or demands made by any third party respecting, and except for the type and scope of patent indemnification typically provided under standard FAR clauses and under sales Contracts, the Sellers with respect to the Business have not given or granted any indemnification for, and there are no pending or, to the best of Seller's Knowledge, threatened, claims against the Sellers with respect to the Business for, Intellectual
Property Rights infringement or misappropriation in connection with the Business, except as otherwise disclosed on Schedule 3.26 ; and to the best of Sellers' Knowledge, the present conduct of the Sellers with respect to the Business does not infringe or involve misappropriation and is not subject to any claim of infringement or misappropriation of any Intellectual
Property Rights of others, except as otherwise disclosed on Schedule
3.26.
To the best of Sellers' Knowledge, neither Imo nor any Seller with respect to the Business has, within the past six years, requested licenses from others under any patents of others which are not the subject of any of the
Contracts listed in Schedule 3.25(b).

 .26 	Computer Programs and Software.
 	Set forth on Schedule 3.27 is a list and description of computer programs and software the Intellectual Property Rights to which are not owned by the Sellers but that are used under license from a third party in connection with or as part of any products or services of the Business, copies of which are included among the Purchased Assets. The Sellers have, and on the Transfer Date LSI will have, without payment of any transfer fee, the royalty-free right to use and sublicense all such computer programs and software, except as otherwise disclosed on Schedule 3.27; and, to the best of Sellers' Knowledge, all such computer programs and software are documented in accordance with standard and customary practice and are not subject to any known challenge, except as otherwise disclosed on Schedule
3.27.

 .27 	Records.
	The books and records of the Business are complete and correct in all material respects, and all material transactions involving the Business, the
Purchased Assets, or the Assumed Liabilities have been in all material respects accurately set forth in such books and records. The Sellers have retained all business records in accordance with Applicable Law and Government Contract Law. The books and records of the Business, including the financial records, have been kept on a basis consistent with the cost accounting standards requirements as set forth in FAR 30, except as set forth in Schedule 3.28. All appropriate filings, notices, and cost accounting practice changes and determinations of the adequacy of CAS disclosure statements have been filed, are current, accurate, and complete, and accurately represent the current accounting practices of the Sellers as disclosed to the U.S. Government, as reflected in the 1994 Financial Statements, except as set forth in Schedule 3.28.

	Prior to December 31, 1994, the books and records of the Business, the
Purchased Assets, and the Assumed Liabilities were included among the consolidated books and records of Imo and its consolidated Subsidiaries ("Consolidated Books and Records"). On and after December 31, 1994, such books and records of the Business, the Purchased Assets, and the Assumed Liabilities have been maintained by the Sellers on a separate, unconsolidated basis so that each Seller's separate books and records currently reflect its operations with respect to the Business, and its interest in the Purchased Assets and Assumed Liabilities ("Separate
Books
and Records"). For purposes of this Section 3.28, the term "books and records of the Business" includes both the Consolidated Books and Records and the Separate Books and Records.

 .28 	Broker's or Finder's Fees.
 	No Person other than Imo and the Sellers and their respective Affiliates (and their respective directors, officers, employees, and outside accountants and attorneys) and other than CS First Boston Corporation has arranged, or participated in arranging, on behalf of Imo or any Seller, the transactions provided for in this Agreement. There are no broker's or finder's fees to be paid by Imo or any Seller other than to CS First Boston
Corporation in connection with the consummation of the transactions provided for in this Agreement.

 .29 	Environmental Matters.
(a)	Assessments.
		Seller has delivered or otherwise made available to Litton all assessments, studies, and other reports in the possession of Imo or any Seller concerning any Hazardous Material, or compliance with any applicable
Environmental Law by Varo or Baird, at the Real Property.

(b)	Release/Disposal.
		Except as set forth in Schedule 3.30, to the best of Sellers'
Knowledge, no unlawful release, threat of release, or disposal of Hazardous
Materials exists or has occurred at the Real Property. Except as set forth in Schedule 3.30, to the best of Sellers' Knowledge, no soil or water in or under or adjacent to any Real Property has been contaminated by any Hazardous Material while or before such Real Property was owned or leased by the Sellers.

(c)	Violations of Environmental Laws.
		Except as set forth in Schedule 3.30, to the best of Sellers'
Knowledge, neither Imo nor any Seller has received any notice, letter, citation, order, warning, complaint, inquiry, or demand that: (i) Varo or
Baird has violated an Environmental Law by their Hazardous Material Activity; (ii) there has been a release or threat of release of Hazardous
Material at or from the Real Property; or (iii) Varo or Baird may be liable for costs of cleaning up, remediating, removing, or responding to a release of Hazardous Materials. Except as set forth in Schedule 3.30, to the best of Sellers' Knowledge, there are no circumstances which would provide a basis for any Legal Proceeding against Imo or any Seller arising from any
Hazardous Material Activity conducted by Varo or Baird at the Real
Property.

(d)	Hazardous Materials Liens.
		To the best of Sellers' Knowledge, the Real Property is not subject to any Lien in favor of any Governmental Authority or other
Person
for any Liability, costs or damages incurred by such Governmental
Authority
or other Person in response to a release of Hazardous Materials.

(e)	Reporting.
		Except as set forth in Schedule 3.30, to the best of Sellers'
Knowledge, the Sellers have complied with all applicable reporting requirements under Environmental Laws concerning the use, storage, treatment, transport, disposal, or release of Hazardous Materials.

(f)	Business' Compliance with Environmental Laws.
		Except as set forth in Schedule 3.30, to the best of Sellers'
Knowledge, neither Imo nor any Seller has received any written notice, letter, citation, order, warning, complaint, inquiry, or demand, or, to the best of Sellers' Knowledge, does Imo or any Seller know of any facts, data, emissions, or omissions that if known by Governmental Authorities would cause the issuance of a notice that the Seller with respect to the Business
(i) has violated or is in violation of an Environmental Law; (ii) has unlawfully released or threatened the release of Hazardous Material at or from the Real Property; (iii) may be liable, for costs of cleaning up, remediating, or removing Hazardous Materials from disposal sites, treatment facilities, and storage facilities which were the recipients of Hazardous
Materials transported from the Business; or (iv) may have conducted activities on properties located on the National Priorities List of the U.S.
Environmental Protection Agency ("EPA") or the Comprehensive
Environmental
Response Compensation and Liability Information System.

(g)	Permits.
		Except as set forth in Schedule 3.30, the Business or the Sellers, as the case may be, have obtained all permits required prior to the
Transfer Date under any Environmental Law that are necessary to conduct the
Business at the Real Property or to treat or transport Hazardous
Materials
from the Real Property.

(h)	Underground Storage Tanks ("USTs").
		Except as set forth in Schedule 3.30, there are no USTs currently at the Real Property; and all USTs formerly located at the Real
Property and operated by any Seller have been removed and surrounding soil remediated as required by Environmental Law.

 .30 	Operation of the Business.
 	Except as set forth on Schedule 3.31, Imo and the Sellers currently conduct the Business only through Baird, Varo, and OEII, and not through any other divisions, or any other direct or indirect Subsidiary or Affiliate, of
Imo or any Seller.

 .31 	No Imo Liabilities or Assets
 	Except as set forth on Schedule 3.32, Imo has no Liabilities with respect to the Business which constitute Assumed Liabilities and Imo does not own or have any interest in any assets, other than Excluded Assets, which are used or held for use in the Business.

 .32 	Dates of Certain Schedules.
	The following Schedules are dated as of the date set forth below and the representations with respect thereto are made as of the applicable date set forth below:

		Schedule	3.2(e)			May 25, 1995
		Schedule	3.6			April 28, 1995 as to the Ni-
Tec
Division of Varo and April 30,
1995 as to the Optical Systems
Division of Varo
		Schedule	3.12(a)(iii)		April 28, 1995 as to the
Ni-Tec
Division of Varo and April 30,
1995 as to the Optical Systems
Division of Varo
		Schedule	3.12(a)(iv)		April 30, 1995
		Schedule	3.12(b)		May 25, 1995
		Schedule	3.12(h)		May 25, 1995
		Schedule	3.12(i)		May 25, 1995
		Schedule 	3.17(c)		May 26, 1995
		Schedule	3.21(d)		May 30, 1995
		Schedule	3.23			May 25, 1995

(Section 4 follows)


3
Representations and Warranties of Litton

	Litton hereby represents and warrants to Imo and each Seller as follows, which representations and warranties shall be deemed reaffirmed and republished on the Transfer Date as if made again on and as of such date:

 .0 	Corporate.
(a)	Due Organization.
		Each of LII and LSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Power and Authority to Conduct Business.
		Each of LII and LSI has the complete and unrestricted corporate power and authority to own its properties and to conduct its business as now conducted.

(c)	Power and Authority to Enter Into Agreement.
		Each of LII and LSI has the complete and unrestricted corporate power and authority to enter into this Agreement and the Transaction Agreements, and, subject to the conditions herein and therein provided, to consummate the transactions contemplated hereby and thereby.

(d)	Due Execution and Enforceability.
		The execution, delivery, and performance of this Agreement and the Transaction Agreements by and on behalf of Litton have been duly and validly authorized and approved by the Board of Directors of Litton and Litton has taken all such other corporate action necessary or required to enter into, execute, and deliver this Agreement and the Transaction Agreements and to perform its obligations hereunder and thereunder.
This
Agreement and the Transaction Agreements constitute the valid and legally binding obligations of Litton enforceable in accordance with their respective terms and conditions, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.

 .1 	No Breach of Statute or Contract.
 	The execution, delivery, and performance of this Agreement or the Transaction Agreements on the part of Litton will not (i) breach, or violate any Applicable Law; (ii) conflict with or breach the terms, conditions, or provisions of the Certificate of Incorporation or By-laws of Litton, or
(iii) conflict, violate, breach, or result in the termination of any judgment, order, injunction, decree, material contract, material agreement, or other material instrument to which Litton is a party or by which Litton or any of its properties, rights, or assets is bound, other than a breach or violation that would not materially hinder or impair the transactions contemplated hereby or have a material adverse effect on, or any effect that results in a material adverse change in, the assets, business, financial condition, or results of operations of either LSI or LII, in each case, taken as a whole.

 .2 	Broker's or Finder's Fees.
 	No person or firm other than Litton and its Affiliates (and their respective directors, officers, employees and outside accountants and attorneys) have arranged, or participated in arranging, on behalf of Litton the transactions provided for herein. There are no broker's or finder's fees to be paid by Litton, and Litton has no knowledge of any claim (or the reasonable basis therefor) for a broker's or finder's fee to be paid by Imo or any Seller (other than to CS First Boston Corporation), in connection with the consummation of the transactions provided for herein.

 .3 	No Litigation Regarding Transaction.
 	There is no Legal Proceeding pending against Litton (i) with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Litton to perform its obligations under this Agreement or the Transaction Agreements, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions provided for in this Agreement.

 .4 	Availability of Funds.
	Litton has available sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

(Section 5 follows)


4
Conduct of Sellers' Business
Pending Transfer Date

	From and after the date of this Agreement and until the Transfer
Date,
Imo and each Seller covenant and agree that:

 .0 	Reasonable Access.
 	Except as may be prohibited by Contract, Applicable Law, Antitrust Law, or Government Contract Law, authorized representatives of Litton shall have reasonable access during normal business hours and upon reasonable prior notice, but without unreasonably interrupting the Sellers'
Business,
to all the premises and to all books of account, records, and Purchased Assets owned or used by Sellers in connection with the Business, including the right to inspect, examine, audit, and photocopy (in each case, at Litton's expense) all books of account and records of Imo and each Seller relating to the Business, in particular those relating to the 1994 Financials, and Imo and each Seller shall furnish or cause to be furnished to such authorized representatives of Litton all information with respect to the business and affairs of Imo and each Seller relating to the Business as such authorized representatives of Litton may reasonably request, including environmental information; provided, however, that Litton is not hereby authorized to conduct any sampling, monitoring, or other intrusive environmental assessment activities. If any Contract with a third party restricts the access of such authorized representatives of Litton to any such books of account, records, or properties, Imo and each Seller shall use all reasonable efforts to obtain the consent of such third party to permit access to such authorized representatives of Litton; provided, however that neither Imo nor any Seller is under any obligation to disclose to such authorized representatives of Litton: (i) any information (including any "Classified Information") to the extent prohibited by Applicable Law, Antitrust Law, or Government Contract Law, or (ii) any information the disclosure of which is restricted by Contract, Applicable Law, Antitrust Law, or Government Contract Law except in strict compliance with such Contract, Applicable Law, Antitrust Law, or Government Contract Law.

 .1 	No Increase in Compensation or Benefits.
 	The Sellers shall not, without the prior written consent of
Litton:
(i) hire any new salaried personnel except for replacement personnel;
(ii)
grant any increase in the rates of pay (other than routine increases granted in the ordinary course of business consistent with past practice or as required by Applicable Law); (iii) extend the duration of employment of any employee or consultant of the Business (except as may be required by Applicable Law or by Contract disclosed in this Agreement or in the Schedules and except for any such extensions pertaining to temporary contract employees); or (iv) by means of any new or existing Compensation
Plan, increase in any amount the compensation or amount or level of benefits of any such employee or consultant of the Business.

 .2 	Contracts, Bids, and Government Bids.
 	Except as otherwise may be required by Applicable Law, Antitrust Law, or Government Contract Law, the Sellers shall not, without the prior consent of Litton (which consent shall not be unreasonably withheld or delayed), make or enter into any Contract, Government Bid, or Bid respecting, (i) Contracts relating to products or services provided or to be provided to customers of the Business (aa) involving aggregate payments to the Sellers over the life of the applicable Contract of $1,000,000 or more; (bb) involving a developmental new product; (cc) or otherwise requiring (in accordance with any Seller's customary business practice) the approval of J.
Dwayne Attaway or Jeremy M. Quick; (ii) Contracts for which the total cost estimate at the time of execution thereof or at the time of the Government
Bid or Bid, as the case may be, as estimated in good faith by the Sellers, would result in a net loss on the applicable Contract (with costs calculated based on those costs set forth in the definition of Contract Losses plus general and administrative costs); (iii) any other Contract having a term in excess of one year and involving aggregate payments by the Sellers over the life of the Contract of $1,000,000 or more; or (iv) engage in any transaction not in the normal and ordinary course of business and not consistent with the past business practices of the Sellers with respect to the Business.

 .3 	Patent and other Proprietary Right Agreements.
 	The Sellers with respect to the Business shall not, without the prior written consent of Litton, negotiate or enter into any license of Intellectual Property Rights, whether as licensor, licensee, grantor, or grantee.

 .4 	Sale of Fixed Assets.
 	The Sellers with respect to the Business shall not, without the prior written consent of LSI, sell or otherwise dispose of any fixed assets having an original purchase price in excess of $100,000 except (i) in connection with the acquisition of equivalent replacement property, or (ii)
Excluded
Assets.

 .5 	Capital Expenditures.
 	The Sellers with respect to the Business shall not, without the prior
written consent of LSI, make any capital expenditures in excess of
$100,000
for any single item or enter into any lease having a monthly lease charge in excess of $35,000 or having a term or duration in excess of three months, other than pursuant to purchase orders set forth on Schedule 3.12(b).

 .6 	Indebtedness.
 	The Sellers with respect to the Business shall not create any indebtedness or guarantee or become contingently liable for the obligations of another Person other than (i) in the normal and ordinary course of business, (ii) pursuant to existing Contracts disclosed in the Schedules, or
(iii) pursuant to commitments permitted by this Agreement.

 .7 	Insurance; Maintenance and Repair.
 	Imo with respect to the Business shall continue in full force and effect its existing insurance and bonding coverages, and all Purchased Assets shall be used, operated, maintained, and repaired in a normal and prudent business manner.

 .8 	Preservation of Organization.
 	Subject to the provisions of Section 8.8(a), the Sellers with respect to the Business shall use all reasonable efforts (without making any commitments on behalf of Litton) to preserve its business organization intact, to keep available to Litton the present officers and employees of the Business, to maintain in effect all existing material qualifications, franchises, licenses, permits, consents, authorizations, and registrations of the Sellers pertaining to the Business, and to preserve for Litton the present relationships of the Sellers with material suppliers, customers, and others having business relations with the Sellers with respect to the Business.

 .9 	No Breach.
 	The Sellers with respect to the Business shall use reasonable efforts to refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a material breach or violation by any Seller of any Material Contract.

 .10 	Compliance with Laws.
	The Sellers with respect to the Business shall comply in all material respects with Applicable Law and Government Contract Law as are required for the conduct of the Business or for the valid and effective transfer to LSI of the Purchased Assets.

5.12	No Waiver or Release; No Prepayment.
	The Sellers with respect to the Business shall not release or waive any material claim or right, and shall not, without the prior written consent of Litton, make any optional payment or prepayment of any indebtedness.

(Section 6 follows)


5
Conditions Precedent to Litton's Obligation to Close

	Each and every obligation of Litton to be performed on the Transfer
Date shall be subject to the satisfaction on or prior thereto of each of the following conditions:

 .0 	Representations and Warranties True at Transfer Date.
 	The representations and warranties made by Imo and each Seller in
Section 3 of this Agreement shall be true and correct in all material respects on and as of the Transfer Date with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Transfer Date, except for any representations and warranties made as of a specified date, which only must be true and correct in all material respects as of such date.

 .1 	No Material Adverse Change.
 	During the period from the date of this Agreement to the Transfer Date, there shall not have been any Material Adverse Effect.

 .2 	Compliance with Agreement.
 	The Sellers shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them on or prior to the Transfer Date.

 .3 	Certificate of Fulfillment of Conditions.
 	Imo and each Seller shall have delivered to Litton the certificate of its President or a Vice President certifying as of the Transfer Date to the fulfillment of the conditions set forth in Sections 6.1, 6.2 and 6.3.

 .4 	Secretary's Certificate.
 	Imo and each Seller shall have delivered to Litton the certificate of its Secretary or Assistant Secretary certifying as of the Transfer Date to the authorization and approval of this Agreement and the transactions provided for in this Agreement by duly adopted resolutions of the Board of
Directors of Imo and each Seller.

 .5 	Opinions of Counsel for Seller.
 	Litton shall have received from Thomas J. Bird, Executive Vice President and General Counsel of Imo, and Baker & Botts, L.L.P., counsel for
Imo and the Sellers, written opinions, dated as of the Transfer Date, and addressed to Litton, in form and substance as set forth as Exhibit 6.6(a)
and 6.6(b), respectively.

 .6 	No Litigation.
 	No Legal Proceeding shall be pending or threatened against Imo or any
Seller or Litton which in the reasonable opinion of Litton is likely to result in the restraint or prohibition of the consummation of the transactions provided for in this Agreement or the obtaining of substantial damages or other substantial relief in connection with this Agreement.

 .7 	Proceedings and Instruments Satisfactory.
 	All proceedings, corporate or other, to be taken by Imo and the Sellers in connection with the transactions provided for in this Agreement shall be reasonably satisfactory in form and substance to Litton; and Imo and each Seller shall have made available to Litton for examination the originals or true and correct copies of all documents which Litton may reasonably request in connection with said transactions.

 .8 	Approvals.
 	The Sellers and Litton shall have received all approvals, consents, exemptions, or waivers by all Governmental Authorities (other than novation requirements with respect to Government Contracts and Contracts with Governmental Authorities which are not United States Governmental Authorities) required in connection with the transactions provided for in this Agreement; the waiting period (and any statutory extension thereof) under the HSR Act shall have expired or been terminated; no Legal Proceeding shall have been initiated by the Antitrust Division of the United States Department of Justice or the Federal Trade Commission challenging the transactions provided for in this Agreement under Antitrust Law; and the Sellers and Litton shall have received those certain consents of third parties to the assignment of certain Material Contracts specified on Exhibit
6.9; and the Sellers and Litton shall have received the consents of the Landlords to enter into the subleases referred to in Section 8.15, to the extent required under the Leases.

 .9 	Release or Removal of Liens.
 	The Sellers shall have duly effected the release or removal of all Liens which encumber the Purchased Assets except Permitted Liens.

 .10 	Instruments of Transfer.
 	On the Transfer Date, the Sellers shall deliver to Litton such instrument or instruments of transfer, assignment, and conveyance as shall be reasonably necessary or advisable to vest in LSI good, valid, and marketable title to, or in the case of leased properties, good and valid leasehold interests in, all of the Purchased Assets, including the Bill of
Sale substantially in the form of Exhibit 6.11 and the Assumption Agreement substantially in the form of Exhibit 7.9.

 .11 	Other Closing Documents.
 	The Sellers shall have executed and delivered to Litton the following
Transaction Agreements:  the Agency Agreement referred to in Section
1.9(b),
the Transition Agreement referred to in Section 8.14, the Hermann Lease, the
Walnut Sublease, the Shepherd Sublease, the Chartwell Operating Sublease, the Chartwell Warehouse Sublease, and the Service Agreement referred to in
Section 8.19.

 .12 	Miller-Holzwarth Agreement.
 	Miller-Holzwarth shall have entered into an agreement with the Sellers in substantially the form of Exhibit 6.13, which such agreement shall be assigned to LSI effective as of the Transfer Date with the consent of Miller-Holzwarth.

 .13 	Schedules and Exhibits.
	The Sellers and Litton shall have agreed upon the form and substance of the Schedules and the Exhibits to this Agreement.

(Section 7 follows)


6
Conditions Precedent to Imo 's and each Seller's Obligation to Close

	Each and every obligation of Imo and each Seller to be performed on the Transfer Date shall be subject to the satisfaction on or prior thereto of each of the following conditions:

 .0 	Representations and Warranties True at Closing.
 	The representations and warranties of Litton contained in Section 4 of this Agreement shall be true and correct in all material respects on and as of the Transfer Date as though such representations and warranties were made again and reaffirmed on and as of the Transfer Date, except for any representation or warranty made as of a specified date, which only must be true and correct in all material respects as of such date.

 .1 	Compliance with Agreement.
 	Litton shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it on or prior to the Transfer Date.

 .2 	Certificate of Fulfillment of Conditions.
 	Each of LII and LSI shall have delivered to Imo and each Seller the
certificate of its President or a Vice President certifying as of the Transfer Date to the fulfillment of the conditions set forth in Sections 7.1 and 7.2.

 .3 	Secretary's Certificate.
 	Each of LII and LSI shall have delivered to Imo and each Seller the certificate of its Secretary or Assistant Secretary certifying as of the Transfer Date to the authorization and approval of this Agreement and the transactions provided for in this Agreement by duly adopted resolutions of the Executive Committee of the Board of Directors of LII and the Board of
Directors of LSI.

 .4 	Opinion of Counsel for LSI.
 	Imo and each Seller shall have received from John E. Preston, Senior
Vice President and General Counsel of LII, a written opinion, dated as of the Transfer Date, and addressed to Imo and each Seller, in form and substance as set forth as Exhibit 7.5.

 .5 	No Litigation.
 	No Legal Proceeding shall be pending or threatened against Litton, Imo or any Seller which in the reasonable opinion of Imo or any Seller is likely to result in the restraint or prohibition of the consummation of the transactions provided for in this Agreement or the obtaining of substantial damages or other substantial relief in connection with this Agreement.

 .6 	Proceedings and Instruments Satisfactory.
 	All proceedings, corporate or other, to be taken by Litton in connection with the transactions provided for in this Agreement shall be reasonably satisfactory in form and substance to Imo and the Sellers; and
Litton shall have made available to Imo and the Sellers for examination the originals or true and correct copies of all documents which Imo or any Seller may reasonably request in connection with said transactions.

 .7 	Approvals.
 	Litton, Imo, and each Seller shall have received all approvals, consents, exemptions, or waivers by all Governmental Authorities (other than novation agreements with respect to Government Contracts and Contracts with
Governmental Authorities which are not United States Governmental Authorities) required in connection with the transactions provided for in this Agreement; the waiting period (and any statutory extension thereof) under the HSR Act shall have expired or been terminated; no Legal Proceeding shall have been initiated by the Antitrust Division of the United States Department of Justice or the Federal Trade Commission challenging the transactions provided for in this Agreement under Antitrust Law; and Litton,
Imo, and each Seller shall have received the consents of the Landlords to enter into the subleases referred to in Section 8.15, to the extent required under the Leases.

 .8 	Instruments of Assumption.
 	LSI shall have delivered to Imo and each Seller an Instrument of Assumption substantially in the form of Exhibit 7.9.

 .9 	Other Closing Documents.
 	Litton shall have executed and delivered to Imo and each Seller the following Transaction Documents: the Agency Agreement referred to in
Section 1.9(b), the Transition Agreement referred to in Section 8.14, the
Hermann Lease, the Walnut Sublease, the Shepherd Sublease, the Chartwell Operating Sublease, the Chartwell Warehouse Sublease, and the Service Agreement referred to in Section 8.19.

 .10 	Schedules and Exhibits.
	The Sellers and Litton shall have agreed upon the form and substance of the Schedules and the Exhibits to this Agreement.

(Section 8 follows)


7
Further Requirements

 .0 	Access to Books and Records.
 	With respect to the books and records of Imo and each Seller that are retained by Imo or such Seller ("Seller's Records") and the books and records of Imo and each Seller that are transferred to Litton under this Agreement ("Litton's Records"), except as may be restricted by Applicable
Law and Antitrust Law, for a period of six (6) years from and after the Transfer Date or for such longer period as may be required by any Governmental Authority, provided that such requirement is communicated in writing by Imo or any Seller to Litton or by Litton to Imo or any Seller, as the case may be, and thereafter for so long as such records remain in existence and available, the authorized representatives of Imo or any Seller or the authorized representatives of Litton, as the case may be, shall have reasonable access, during normal business hours and upon reasonable notice, to inspect and examine and the right to photocopy (at the expense of Imo, such Seller, or Litton, as the case may be) Litton's Records or Seller's Records, as the case may be. The foregoing shall not prohibit the destruction at any time of documents that are not normally retained in accordance with customary business practice, subject to Applicable Law, Government Contract Law, Environmental Law, Antitrust Law, and ERISA.

 .1 	Further Instruments and Assurance.
 	From and after the Transfer Date, the parties shall execute and deliver, or cause to be executed and delivered, at their respective cost and expense, to each other such further instruments of transfer, assignment, conveyance, and assumption, and Imo and each Seller shall take such other action as Litton may reasonably require, to more effectively carry out the transactions provided for in this Agreement.

 .2 	Non-Disclosure by Imo or the Sellers.
 	From and after the Transfer Date, Imo and each Seller shall hold in confidence, and shall use all reasonable efforts to cause all of their respective directors, officers, and employees to hold in confidence, any and all proprietary, confidential, or secret information or data of any Seller with respect to the Business and not to disclose, publish, or use such information or data for any purpose other than as provided in this Agreement
(i) without the prior written consent of Litton, or (ii) until the same has been theretofore publicly disclosed by Litton or otherwise ceased to be secret or confidential as evidenced by general public knowledge (through no breach by Imo or any Seller of this Section); provided, however, that Imo and each Seller shall have the right to disclose such information, without consent, to the extent that (a) in the opinion of Sellers' counsel, Imo or any Seller is required to do so by Applicable Law, including those of public stock exchanges on which the securities of Imo or such Seller are or may be traded, or by order of any court or Government Authority having competent jurisdiction, provided, further, however, that prior to such disclosure, Imo or such Seller shall provide notice to Litton of such intended disclosure so that Litton may seek a protective order; or (b) such disclosure is necessary or appropriate in connection with litigation between Litton, on the one hand, and Imo and/or any Seller, on the other hand, pertinent to such information.

 .3 	Use of Name and Logo.
(a)	Inventories.
		Notwithstanding the provisions of Section 1.2, LSI shall be permitted to use in the conduct and operation of the business acquired by it under this Agreement the existing inventories of raw materials, work-in-process and finished goods which bear the names "Imo," "Varo," or "Baird" or any corporate symbols or logos incorporating such names, for the period necessary to exhaust such inventories, but in no event longer than one year from and after the Transfer Date; provided, however, that LSI shall use reasonable efforts from and after the Transfer Date to overprint, overstamp, apply an appropriate label, or otherwise obliterate such names, corporate symbols, or logos on such items.

(b)	Supplies.
		Notwithstanding the provisions of Section 1.2, LSI shall be permitted to use in the conduct and operation of the business acquired by it under this Agreement the existing stationery, packing, shipping, invoices, purchase orders, catalogs, brochures, sales materials, and similar supplies which bear the name "Imo" or any corporate symbols or logos incorporating such name, for the period necessary to exhaust such supplies, but in no event longer than one year from and after the Transfer Date; provided, however, that LSI shall use reasonable efforts from and after the Transfer
Date to overprint, overstamp, apply an appropriate label, or otherwise obliterate such name or corporate symbol or logo on such items;
provided,
further, however, that notwithstanding the provisions of this Section, LSI shall not represent or hold itself out to the public as representing or being affiliated in any manner with Imo or any Seller.

 .4 	Notice to Customers.
 	Promptly following the Transfer Date, LSI and each Seller shall jointly notify the other parties to the Executory Contracts of the consummation of the transactions provided for in this Agreement, including the assumption by LSI of the applicable Executory Contract as of the Transfer Date. Each Seller shall join with LSI in notifying the customers of such Seller of the sale and shall assist LSI in introducing Litton's management and employees to the customers of the Business.

 .5 	Collection and Repurchase of Accounts Receivable.
(a)	Collection of Accounts Receivable.
		During the 180-day period following the Transfer Date (the "Collection Period"), LSI shall use its normal collection procedures
(but in
no event shall LSI be obligated to file any Liens or Legal Proceeding as part of its collection effort) to collect all accounts, notes, and drafts receivable of the Sellers as of the Transfer Date which are set forth on the
Final Closing Balance Sheet (the "Transfer Date Receivables"), and any payments received by LSI from any person (a "Customer") who is the account debtor on any of the Transfer Date Receivables shall be applied as specified by the Customer, unless it is uncertain which invoice is being paid, in which case payments shall be applied in the order of the oldest invoice first, unless LSI (or any Seller prior to the Transfer Date) shall have received notice of a bona fide dispute with respect to such account.

		The Sellers shall promptly remit to LSI any payments which they may receive in respect of any of the Transfer Date Receivables. The Sellers grant to LSI the authority, coupled with an interest, to receive, endorse, cash, deposit, and receipt for any checks, drafts, documents, and instruments evidencing Transfer Date Receivables which are in the name of any Seller.

(b)	Repurchase of Accounts Receivable.
		Promptly following the expiration of the Collection Period, LSI shall deliver to the Sellers a statement setting forth (i) a description of the Transfer Date Receivables that were not collected (or offset against amounts owing by LSI to such customer) during the Collection Period (the "Uncollected Receivables"), and (ii) a calculation of the aggregate amount of Uncollected Receivables, less the reserve for uncollectible accounts on the Final Closing Balance Sheet. Within 10 Business Days following Sellers' receipt of such statement, the Sellers shall pay to LSI the amount of such statement, and upon receipt of such payment, LSI shall assign without recourse the Uncollected Receivables to the Sellers. LSI shall thereafter cooperate with Imo and Sellers in connection with all efforts to collect the
Uncollected Receivables.

 .6 	Certain Assistance in Income Tax Preparation and Audits, and
Litigation.
(a)	Tax Preparation.
		Litton shall furnish, at no cost to Imo or any Seller, such data and other information relating to any Seller as Imo or such Seller may reasonably require to prepare tax returns for taxable years or periods commencing on or prior to the Transfer Date. Such data and other information shall be furnished within a reasonable time after the date on which Litton shall have received from Imo or any Seller all such information within the control of such Seller necessary for Litton to prepare such required data and information.

(b)	Cooperation in Litigation and Customer and Tax Audits.
		In the event that any party shall participate in any Legal Proceeding or any customer and tax audits concerning the business or affairs of Imo or any Seller conducted on or prior to the Transfer Date, all other parties shall, upon the request of such party, cooperate fully with such party in connection with such Legal Proceeding or audit. Such cooperation shall include making available to the requesting party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records, and employees of the cooperating party, allowing the relevant personnel to assist the requesting party in participating in such proceeding or audit, executing and delivering the documents or instruments and taking all such action as may be reasonably requested by the requesting party in connection with such proceeding or audit; provided, however, that the requesting party shall promptly reimburse the cooperating party for all out-of-pocket costs, for a pro rata portion of the salary (including fringe benefits), travel, and subsistence expenses of any of the cooperating party's employees who assist the requesting party.

 .7 	Employee Matters.
(a)	Offers of Employment; Definition of Offerees and Continuing
Employees.
		Litton has previously offered employment to certain employees of the Business (the "Offerees"), contingent upon the occurrence of the Transfer Date. As of the Transfer Date, the number of Offerees who shall have been offered a Bona Fide Offer of Employment (as defined in the next paragraph) shall not be less than 80% of the current employees of the Business as of the Transfer Date. Those Offerees who accept Litton's offer of employment are referred to as the "Continuing Employees."

(b)	Definition of Bona Fide Offer of Employment.
		A "Bona Fide Offer of Employment" shall mean an offer of employment by LSI, contingent upon the occurrence of the Transfer Date, on the following terms and conditions: (a) full-time employment on an "at will" basis; (b) in the Garland or Dallas, Texas metropolitan area; (c) at a salary at least equal to such employee's salary in effect on the Business
Day next preceding the Transfer Date; and (d) with benefits generally consistent with those offered by Litton to its employees in comparable positions in Litton's Laser Systems Division, with respect to Continuing Employees hired by Litton's Laser Systems Division, or in Litton's Electron
Devices Division, with respect to Continuing Employees hired by Litton's Electron Devices Division. Litton shall not be obligated to provide retiree health or retiree life insurance benefits to any Continuing Employee. Litton shall recognize and give each Continuing Employee credit for all prior service recognized by the Sellers for purposes of eligibility and vesting under the benefit plans referred to in item (d) of the definition of
Bona Fide Offer of Employment to the extent permitted by Applicable Law, other than for purposes of pay-in-lieu of notice, severance or termination pay, costs, or Liabilities ("Severance Pay"). As between the parties, each of the parties' obligations with respect to Severance Pay is as set forth below.

(c)	Severance Pay.
(i)	Continuing Employees Not Parties to Severance Contracts.
			Litton shall provide to Continuing Employees, other than
Continuing Employees who are signatories to a Severance Contract, who are terminated by Litton less than one year following the Transfer Date Severance Pay benefits which are not inferior to those Severance Pay benefits provided under the existing Severance Pay policies and practices of
Imo or the Sellers that would have been applicable to such Continuing Employee immediately prior to the Transfer Date. Notwithstanding the foregoing, Imo and the Sellers shall indemnify Litton for any Severance
Pay
Liabilities to Continuing Employees if, during the one-year period following the Transfer Date: (a) such Continuing Employee voluntarily terminates employment with LSI; (b) LSI terminates such Continuing Employee for cause;
or (c) such Continuing Employee rejects an offer of full-time employment on an "at will" basis at any LSI location not situated within the Garland or
Dallas, Texas Metropolitan area, which offer of employment includes a relocation package in accordance with the standard policy of the Electronic
Warfare Group of LSI and includes items (c) and (d) of the definition of Bona Fide Offer of Employment.

(ii)	Continuing Employees Who Are Parties to Severance
Contracts.
			Litton shall not be obligated to provide the Severance Pay or other benefits under the Severance Contracts, except that Litton shall pay to each Continuing Employee Severance Pay and out-placement allowances to the extent provided under such Continuing Employee's
Severance
Contract. Imo and the Sellers shall indemnify Litton for all Liabilities under Severance Contracts which Litton has not agreed to pay in this Section
8.8.

(iii)	Liabilities Under Severance Contracts for Employees of
the Sellers Who Are Not Continuing Employees.
			Imo and the Sellers shall indemnify Litton for all Liabilities of Imo or any Seller under all Severance Contracts between Imo or any Seller and any employee of the Business who is not a Continuing Employee. The following individuals shall not be deemed to be Continuing
Employees, notwithstanding that Litton may enter into short-term employment or consulting arrangements with any or all of such individuals: Ann Barney,
Pat Thurman, Tom Millson, and Mel Wall.

(iv)	Severance Pay to Employees Who Are Not Continuing
Employees.
			Imo and the Sellers shall bear all Severance Pay Liabilities to employees of the Business who are not Continuing
Employees.

(d)	Stick-Around Bonus.
		Imo or the Sellers shall pay all bonuses provided in a Severance
Contracts which are earned by the relevant employee remaining an employee of the Sellers through the Transfer Date (sometimes referred to as the stick around bonus), regardless of whether such individual is a Continuing Employee or not.

(e)	Other Pre-Closing Employment Related Liabilities.
		Except as specifically set forth in this Section 8.8 and except for any Liability which otherwise constitutes an Assumed Liability, Litton shall have no liability to or with respect to any employee or former employee of the Sellers or any Continuing Employee with respect to his or her employment, or based upon or arising out of any event occurring, on or prior to the Transfer Date. Imo and the Sellers shall retain responsibility for the funding and distribution of benefits under all employee benefit plans in which the employees of any Seller participate.

(f)	Notices Other Than WARN Act Notices.
		The parties have determined that no notices are required to be given under the WARN Act with respect to the transactions provided for in this Agreement. The Sellers shall give all notices and other information required to be given to the employees of the Sellers, any collective bargaining unit representing any group of employees of the Sellers, and any applicable Government Authority under the National Labor Relations Act, the
Code, the Consolidated Omnibus Budget Reconciliation Act, ERISA, and other
Applicable Law (other than the WARN Act) in connection with the transactions provided for in this Agreement.

 .8 	Letters of Credit and Performance Bonds.
 	As promptly as practicable (but in no event later than 60 days) after the Transfer Date, Litton will deliver to the Sellers written evidence of the establishment (and acceptance by the beneficiary) of corresponding replacement letters of credit, advance payment guarantees, surety and performance bonds, and other similar financial support instruments ("Letters of Credit") in an aggregate principal amount, and from banks or other appropriate responsible financial institutions, to replace Letters of Credit of the Sellers with respect to the Business remaining outstanding after the
Transfer Date. Litton shall reimburse the Sellers for the cost incurred by them or any of their Affiliates for keeping in place any such Letter of Credit from and after the Transfer Date until the time that Litton delivers to the Sellers written evidence of the establishment (and acceptance by the beneficiary) of corresponding replacement Letters of Credit as provided in the foregoing sentence. Such reimbursement shall be made in each instance within five Business Days after the Sellers advise Litton of the amount thereof.

 .9 	Remittance of Payments Due Other Party.
 	Each party hereto shall promptly remit to the other any amounts received by it after the Transfer Date which, pursuant to the terms and conditions hereof, are properly payable to such other party.

 .10 	Consents.
 	Commencing on the date hereof, the Sellers and Litton, in cooperation and after consultation and mutual agreement, shall take all reasonable action required to obtain all necessary or requisite consents to assignment, novations, approvals, and agreements of, and to give all notices and make all filings with, any third parties, including Governmental Authorities, necessary to authorize, approve, or permit the full and complete sale, assignment, transfer, or novation of all of the Executory Contracts; provided, however, that neither the Sellers nor Litton or any of their respective Affiliates shall be required to make any material payments or enter into or amend any Contract in connection with any obligations of any of them contained in this Section in a manner that is materially disadvantageous to the Business.

 .11 	Conditions Precedent.
 	Subject to the terms and conditions hereof, each of the parties hereto shall use all reasonable efforts to assure that the conditions precedent set forth in Sections 6 and 7 to be satisfied by it are satisfied by it on or prior to June 30, 1995, to the extent that satisfaction of such conditions precedent is within its reasonable control.

 .12 	Nondisclosure by LSI; Use of Information by Litton.
 	LSI shall continue to be bound by the Confidentiality Agreement until the Transfer Date, upon which date the Confidentiality Agreement shall terminate. Notwithstanding the foregoing, it is understood and agreed by
Litton, Imo, and the Sellers that any information or data with respect to the Business, the Purchased Assets, or the Assumed Liabilities obtained by or on behalf of Litton pursuant to the provisions of this Agreement (including the provisions of Section 5.1) or otherwise shall not be used by or on behalf of Litton (or any of its directors, officers, employees, agents, or representatives), until the sooner of (a) four years from the date hereof and regardless of any termination of this Agreement pursuant to
Section 10.1, or (b) the date upon which the transactions provided for in this Agreement shall have been consummated, in connection with the preparation or submission of any Bid or Government Bid by or on behalf of
Litton, or in connection with the negotiation of the terms of any Contract, under circumstances where any Seller is reasonably likely to submit, or has submitted, a competing Bid or Government Bid, or is reasonably capable of performing the material obligations of such Contract.

 .13 	Transition Agreement.
 	Effective as of the Transfer Date, the Sellers and LSI shall have entered into a Transition Agreement with respect to all computer services currently provided to the Business by Martin Marietta and the Sellers substantially in the form of Exhibit 8.14.

 .14 	Real Estate Leases and Subleases.
 	Effective as of the Transfer Date, Varo and LSI shall have entered into a lease of the Hermann Facility substantially in the form of Exhibit
8.15-1 (the "Hermann Lease"), and subleases of (i) the Walnut Facility substantially in the form of Exhibit 8.15-2 (the "Walnut Sublease"),
(ii)
the Shepherd Facility substantially in the form of Exhibit 8.15-3 (the "Shepherd Sublease"), (iii) the Chartwell Operating Facility substantially in the form of Exhibit 8.15-4 (the "Chartwell Operating Sublease"), (iv) the
Chartwell Warehouse Facility substantially in the form of Exhibit 8.15-5 (the "Chartwell Warehouse Sublease"); and (v) the Shepherd right-of-way substantially in the form of Exhibit 8.15-6.

 .15 	Sales Representative Agreements.
 	Litton shall reimburse the Sellers for any sales commissions due under sales representative and distributor agreements of the Sellers with respect to the Business for sales of products of the Business after the Transfer Date. Litton's obligation under the preceding sentence for any sales representative agreement for the territory of Kuwait shall apply only to sales made prior to the stated termination date in such agreement. Imo and the Sellers shall bear any other termination Liability with respect to such agreements.

 .16 	Transfer of Intellectual Property Rights.
 	At Litton's expense, the Sellers shall promptly take all action and execute and deliver all documents necessary or desirable to transfer to Litton all Intellectual Property Rights included among the Purchased Assets, in the United States and foreign countries, and pay (subject to reimbursement by Litton) all fees and taxes pertaining thereto. Such actions shall include filing of Intellectual Property Rights assignments with the appropriate Governmental Authorities, and notifying all outside counsel and agents handling such Intellectual Property Rights matters that future correspondence shall be furnished to Litton. Copies of all such documents shall be furnished to Litton. The Sellers shall pay all expenses, including filing fees, maintenance fees, attorney and patent agent fees, and other costs incurred by any Seller in the usual and ordinary course of Business prior to the Transfer Date. The Sellers shall be responsible for preserving, to the extent reasonably possible, all Intellectual Property Rights until such time as they have transferred records and files pertaining thereto to Litton. Prior to such transfer, the Sellers shall notify Litton on a timely basis in writing of pending deadlines for actions to be taken involving such Intellectual Property Rights.

 .17 	Prorations.
	Litton and the Sellers hereby agree as follows with regard to prorations applicable to the consummation of the transactions contemplated hereby:

	(a)	All of the following expenses of the Sellers with respect to the
Business (and of LSI with respect to the Business which relate to the period prior to the Transfer Date) which are not accrued on the Final Closing Balance Sheet shall be prorated between the parties as of the Transfer
Date,
and as of such date shall become the obligation and responsibility of
Litton: utility bills, expense of fuel, guard service, facility maintenance, and real property taxes and similar types of expenses, other than expenses for Excluded Assets or items described in Section 1.6(a) -
(n)
as Unassumed Liabilities;

	(b)	Prorations which are to be effected on the Transfer Date
shall
be made on the Transfer Date or, if such prorations cannot reasonably be made as of the Transfer Date, as soon thereafter as possible and "as of" the
Transfer Date;

	(c)	All prepaid expenses of the Sellers with respect to the
Business
which are not accrued on the Final Closing Balance Sheet, other than prepaid expenses for Excluded Assets or items described in Section 1.6(a) - (n) as
Unassumed Liabilities, shall be prorated between the parties as of the Transfer Date; and

	(d)	Litton, as of the Transfer Date, shall pay such amounts as
may
be required to replace all deposits held with the suppliers of utilities to the Business, and to assist the Sellers as may be reasonably required in obtaining a return of such deposits put in place by any Seller as of the Transfer Date.

 .18 	Service Agreement.
 	Effective as of the Transfer Date, Litton shall have entered into, and
Varo and Baird shall have caused ESD, a division of Varo, to have entered into, a Service Agreement substantially in the form of Exhibit 8.19.

 .19 	Assignment of Computer Associates International, Inc. License.
 	Effective as of the Transfer Date, the Sellers shall deliver to LSI an assignment of the license dated August 16, 1989, between the Sellers and Computer Associates International, Inc. in substantially the form of Exhibit
8.20.

 .20 	Relocation of Purchased Assets.
 	For a period of 90 days following the Transfer Date, Litton shall have access to the real estate owned or leased by Imo or any Seller and used in the Business (other than the Hermann Facility, the Walnut Facility, the Shepherd Facility, the Chartwell Operating Facility, and the Chartwell Warehouse Facility) and at which any Purchased Assets are located for the purpose of removing, at LSI's expense, the Purchased Assets located thereat.
 Imo and the Sellers shall provide reasonable assistance in preparing such
Purchased Assets for removal. Security and risk of loss for such Purchased
Assets shall be borne by LSI.

 .21 	Environmental Covenants.
(a)	Obligations of Imo and the Sellers.
		(i) Imo and the Sellers will be responsible for performing any environmental remediation, clean-up, or closure of "Pre-Existing Environmental Contamination" (hereafter defined) at the Walnut,
Chartwell
Operating, Chartwell Warehouse, Hermann, and Shepherd Facilities (hereinafter referred to in this Section 8.22 as the "Environmental Real Property") that is required by the prime lease or by a Governmental Authority under an applicable Environmental Law. For purposes of this Agreement, the term "Pre-Existing Environmental Contamination" means any environmental contamination or environmental condition or circumstance in existence as of the Transfer Date and includes those items identified in Schedules 3.30 or 8.22.

		(ii) In the event that Pre-Existing Environmental Contamination is materially exacerbated by the acts or omissions of Litton on or after the
Transfer Date, including any Hazardous Material Activity of Litton, Litton shall be responsible for the costs incurred in responding to such exacerbated contamination as follows:

			(A) If the exacerbated contamination is the result of a spill, release, leak, emission, or other occurrence by Litton on or after the Transfer Date, and the effects of such spill, release, leak, emission, or other occurrence can be reasonably identified or determined as separate from the Pre-Existing Environmental Contamination, Litton shall be solely responsible for the costs of responding to such exacerbated contamination.
If the effects of such spill, release, leak, emission, or other occurrence cannot be reasonably identified or determined as separate from the Pre-Existing Environmental Contamination, and if Litton has conducted substantially the same operations that were conducted by the Sellers prior to the Transfer Date, the costs of responding to the Pre-Existing
Environmental Contamination, as exacerbated, shall be allocated based on the amount of time the particular unit, equipment, or process responsible for the contamination was operated by Litton on or after the Transfer Date compared with the amount of time the unit, equipment, or process was operated by Imo or the Sellers or their predecessors prior to the Transfer
Date. Nothing in this Agreement shall be construed to impose any obligation on Litton to conduct any environmental assessment or analysis of the Environmental Real Property.

			(B) Any dispute between the parties under this Section
8.22(a) shall be resolved through the dispute resolution procedure set forth in paragraph (c).

			(C) Imo and the Sellers will be responsible for removing and disposing of all hazardous wastes and supplies generated or accumulated prior to the Transfer Date (including expired virgin material) that are identified by written notice by Litton within 10 days of the Transfer Date.

(b)	Obligations of Litton.
		(i) Litton shall be solely responsible for complying with Environmental Laws that apply to the conduct of the Business and the operation of the Environmental Real Property on or after the Transfer Date, including, responding to any spill, release, leak, emission, or other environmental occurrence, including Litton's complying with any new environmental requirements imposed on or after the Transfer Date. To the extent that any spill, release, leak, emission, or other environmental occurrence exacerbates Pre-Existing Environmental Contamination,
Litton's
costs of responding thereto shall be allocated pursuant to the provisions of paragraph (a) of this Section 8.22.

		(ii) Prior to the expiration of the Leases and Subleases identified in Section 8.15, Litton shall be responsible for removing from the Environmental Real Property and disposing of any pieces of equipment or other furnishings that constitute Purchased Assets (including any Hazardous
Materials acquired or generated by Litton for use in its operations) and surrendering the Environmental Real Property in the condition required by the Leases and Subleases.

		(ii)  During its occupancy of the Environmental Real
Property,
Litton shall provide reasonable access to Imo and the Sellers to allow them to conduct any environmental remediation, cleanup, or closure activities they may undertake and shall otherwise cooperate with Imo and the Sellers in their performance of those activities.

(c)	Dispute Resolution Procedure.
		If a dispute arises regarding the obligations of the parties under this Section 8.22, either party can initiate a dispute resolution process under this subsection by providing notice to the other party. Subsequent to such notice, the parties shall meet promptly to resolve any dispute. If a dispute is not resolved within 21 days of receipt of a dispute notice, then the parties shall submit the dispute to a panel of three environmental consultants ("Environmental Panel"). Each party shall choose one consultant, and the two consultants shall select a third consultant. Each party shall pay all expenses of its one chosen consultant and one-half of the expenses of the third consultant. The parties shall attempt in good faith with the nonbinding assistance of the Environmental
Panel to resolve their dispute within 60 days of the selection of the Environmental Panel. If a dispute is not resolved within the sixty-day period, then such dispute shall be resolved pursuant to applicable law.

(d)	Relationship of this Agreement to the Lease and Subleases of the
Real Property.
		Notwithstanding anything to the contrary that may exist in
the
Lease or Subleases of the Real Property, the provisions of this Section
8.22
and Section 11 of this Agreement shall govern matters respecting the environmental responsibilities of the parties.

(Section 9 follows)


8
Non-Competition Agreement

 .0 	Non-Competition Agreement.
(a)	Definition.
		For and in consideration of the benefits to be derived, directly and indirectly, from this Agreement and the transactions provided for herein, Imo and each Seller covenant and agree that for a period of three years from and after the Transfer Date (the "Non-Competition Period") they shall not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of any business or Company (as defined in Section 9.1(b)(i)(B)) engaged in the Defined Business or any business substantially similar thereto or competitive therewith anywhere in the world.

(b)	Limitations on Non-Competition Agreement.
		(i) Notwithstanding Section 9.1(a), neither Imo nor any Seller shall be prohibited from (A) the continued conduct and operation of the business and affairs of those businesses and divisions of Imo or such Seller not constituting the Business to the extent heretofore conducted, or (B) the acquisition by asset purchase, stock purchase, merger, consolidation, or otherwise of the business, properties, rights, and assets of any corporation, company, partnership, or other business entity (a "Company") partially engaged in the Defined Business provided that such activity does not exceed five percent of the net revenues or net assets, revenues or equity of such Company, and the gross revenues of the Company from the Business do not exceed $10 million (if the foregoing provision is not satisfied, then Imo or such Seller, as the case may be, shall sell or otherwise dispose of the portion of the Company engaged in the Business within one year following such acquisition), or in (C) the direct or indirect ownership of not more than five percent of any class of debt or equity security of any Company engaged in the Defined Business provided that such security is traded on a national securities exchange or regularly quoted on NASDAQ or the National Quotation Bureau, Incorporated or any similar or successor organization or automated quotation system.

		(ii) In the event that any provision of this Section 9.1 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration of such provision, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by Applicable Law and Antitrust Law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

(c)	Non-solicitation.
		Imo and each Seller covenant and agree that during the Non-Competition Period, they shall not solicit, encourage, or induce any customer, supplier, agent, sales representative, or Continuing Employee to discontinue his or its business relationships with the Business acquired by
Litton under this Agreement or with Litton or its Subsidiaries in respect of the Defined Business; provided, however, that the foregoing shall not restrict Imo or any Seller from soliciting any Continuing Employee terminated by Litton after the date Litton terminates such Continuing Employee; and provided, further, however, that the foregoing shall not apply to any employment related discussions between Imo or such Seller and any Continuing Employee that are initiated by such Continuing Employee.

(d)	Definition of Defined Business.
		The term the "Defined Business" is defined on Exhibit
9.1(d).

 .1 	Injunctive and Equitable Relief.
 	Imo and each Seller covenant and agree that Litton's remedy at law for any breach of Section 9.1 is inadequate and that, in the event of any such breach by Imo or any Seller, Litton shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy, at law, in equity, or under this Agreement to which it may be entitled. Without limiting the generality of the preceding sentence, the parties acknowledge and agree that it is impossible to measure in money all of the damages that would accrue to Litton by reason of any breach of Section 9.1.
 Imo and each Seller waive in advance any claim or defense, in any Legal Proceeding that may in the future be commenced by Litton to enforce such provisions, that Litton has an adequate remedy at law, and Imo and each Seller agree not to urge in any Legal Proceeding that an adequate remedy at law exists.

 .2 	Benefit of Non-Competition Agreement.
	Notwithstanding anything in Section 12.13 ("No Third-Party Beneficiaries") to the contrary, this Section 9 is for the benefit of Litton and each of its Subsidiaries and Affiliates as currently existing or as are established at any time during the Non-Competition Period, and may be enforced by any such entity as if it had been a named party to this Agreement.

(Section 10 follows)


9
	Termination and Abandonment

 .0 	Termination.
	This Agreement may be terminated and the purchase and sale and the other transactions provided for by this Agreement may be abandoned:

	(a)	By mutual written consent of Imo and the Sellers, on the one hand, and Litton, on the other hand;

	(b)	By Litton, if any of the conditions of Section 6 have not
been
satisfied on the intended Transfer Date and have not been waived by Litton in writing, subject to the provisions of Section 2.2;

	(c)	By Imo and the Sellers, if any of the conditions of Section
7
have not been satisfied on the intended Transfer Date and have not been waived by Imo and the Sellers in writing, subject to the provisions of
Section 2.2; or

	(d)	By either Litton, on the one hand, or Imo and the Sellers,
on
the other hand, if the purchase and sale provided for by this Agreement has not been consummated (for any reason other than a breach of any representation, warranty, covenant, or agreement contained in this Agreement or in any Schedule or Exhibit by the party seeking to so terminate) on or before September 30, 1995; or

	(e)	By either Litton, on the one hand, or Imo and the Sellers,
on
the other hand, if the other party files on or before the Transfer Date a petition in bankruptcy, reorganization, liquidation, or receivership or petition in bankruptcy, reorganization, liquidation, or receivership is filed on or before the Transfer Date against such other party.

 .1 	Notice of Termination.
 	Any party terminating this Agreement in accordance with Section
10.1
shall give the other party prompt written notice of termination, setting forth in reasonable detail the basis for termination.

 .2 	Effect of Termination.
	Termination of this Agreement shall terminate all rights and obligations of the parties hereunder except the rights and obligations of such parties described in the second sentence of Section 8.13; provided, however, that termination pursuant to Section 10.1(b), (c), (d), or (e) shall not relieve the defaulting or breaching party from any liability to the other party. In the event of termination, all filings, applications, and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Person to which made.
(Section 11 follows)


10
Indemnification and Reimbursement

 .0 	Indemnification by Imo and each Seller.
	In order to induce Litton to enter into this Agreement and to consummate the transactions contemplated hereby, Imo and each Seller covenant and agree to and shall indemnify Litton and its directors, officers, and employees (collectively, the "Buying Interests") and shall defend and hold the Buying Interests harmless against and with respect to
(and shall reimburse the Buying Interests for) any and all Losses suffered or incurred by the Buying Interests (whether suffered or incurred with respect to any Third-Party Claim or otherwise) and resulting from or arising out of each of the following:

(a)	Misrepresentation or Breach of Warranty.
		Any misrepresentation or breach of warranty by Imo or any Seller of any of its representations or warranties set forth in Section 3 of this
Agreement;

(b)	Breach of Covenant or Agreement.
		Any breach or nonfulfillment by Imo or any Seller of any of their covenants, agreements, or other obligations set forth in this Agreement, including the environmental covenants set forth in Section
8.22;

(c)	Unassumed Liabilities.
		Any Unassumed Liability; including the environmental liabilities set forth in Section 1.6(c);

(d)	Miller-Holzwarth Agreement.
		Any breach or non-fulfillment by Miller-Holzwarth of the agreement described in Section 6.13; and

(e)	Kigre Patents.
		(i)	Any commercially reasonable action taken by Litton
(after
3 days prior written notice to Imo) to effect the release of a claimed security interest in, or to establish or re-establish rights in, any
U.S.
Patents to which Optic-Electronic Corp. and/or Varo obtained an interest by
or through the "Agreement Between Parties" executed on or about May 26,
1988
by Optic-Electronic Corp. and Kigre, Inc. or any other agreement between Optic-Electronic Corp. and Kigre, Inc. and only to the extent of such interest or rights, or to otherwise prevent Litton's interest in such patents acquired or intended to be acquired under this Agreement from being materially and adversely affected by any action or omission on the part of
First Union (or any other Person claiming a security interest in any of such patents) that Litton believes is reasonably likely to occur unless such commercially reasonable action is promptly taken; commercially reasonable action shall include the payment in full of any outstanding indebtedness secured or alleged to be secured by any of such patents; and

		(ii)	Any infringement by the Buying Interests or any of
their
suppliers of the patents as referenced in the preceding paragraph; provided, however, that Loss for this Section 11.1(e)(ii) shall not include consequential damages or lost profits from an injunction for infringement of such patents.

 .1 	Indemnification By Litton.
	In order to induce Imo and each Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Litton covenants and agrees to and shall indemnify Imo and each Seller and their respective directors, officers, employees, and agents (collectively, the "Selling Interests") and shall defend and hold the Selling Interests harmless against and with respect to (and shall reimburse the Selling Interests for) any and all Losses suffered and incurred by the Selling Interests (whether suffered or incurred with respect to a Third Party Claim or otherwise) and resulting from or arising out of each of the following:

(a)	Misrepresentation or Breach of Warranty.
		Any misrepresentation or breach of warranty by Litton of any of its representations or warranties set forth in Section 4 of this Agreement;

(b)	Breach of Covenant or Agreement.
		Any breach or nonfulfillment by Litton of any of its covenants, agreements, or other obligations set forth in this Agreement, including the environmental covenants set forth in Section 8.22;

(c)	Assumed Liabilities.
		Any of the Assumed Liabilities;

(d)	Operations After Transfer Date.
		The conduct and operations of the Business by Litton from and after the Transfer Date, including operations under the Agency
Agreement,
and the use, application, and disposition of the Purchased Assets.

 .2 	Claims for Reimbursement.
	In the event that any of the Buying Interests or the Selling Interests shall have (i) suffered any Loss, (ii) received any notice of the commencement of any Legal Proceeding, or the making of any claim or demand by a third party (a "Third-Party Claim"), or (iii) learned of any fact, event, or condition indicating that any Legal Proceeding concerning the Business of any party, or the transactions provided for in this Agreement, is likely to be commenced or is likely to be pending (a "Potential Third-
Party Claim") and in respect of which indemnification may be sought by such party pursuant to this Section 11, the party who shall have suffered such
Loss, received such notice of such Third-Party Claim or learned of such Potential Third-Party Claim and who shall seek indemnification in respect thereof (the "Indemnified Party") shall give the other party from whom indemnification may be sought (the "Indemnifying Party") prompt written notice of such Loss, Third-Party Claim or Potential Third-Party Claim setting forth in reasonable detail such information as it shall have pertaining to such claim and the Indemnified Party's demand for indemnification in respect to such claim.

	Written notice of Third-Party Claims or Potential Third-Party Claims shall be given to the Indemnifying Party as promptly as practicable; provided, however, that the failure of any Indemnified Party to give timely notice shall not relieve the Indemnifying Party of any liability which the
Indemnifying Party might have to the Indemnified Party except to the extent
(and only to the extent) such failure materially prejudices the Indemnifying
Party's position.

	The Indemnifying Party shall have 30 days from the date of receipt of such notice (the "Investigation Period") to investigate and dispute the nature, validity, or amount of any such claim of Loss, Third-Party Claim or
Potential Third-Party Claim. During the Investigation Period, the Indemnifying Party shall have reasonable access, during normal business hours, to the books and records of the Indemnified Party relating to such claim. In the event that the Indemnifying Party shall dispute the nature, validity, or amount of a claim under this Section, the Indemnifying
Party
shall give the Indemnified Party written notice of such dispute within the
Investigation Period, and the parties shall meet promptly after receipt of such notice of dispute and in good faith attempt to resolve such dispute.
To the extent that the Parties cannot resolve any dispute by agreement within 21 days following receipt of such notice of dispute, such dispute shall be resolved pursuant to applicable law.

	In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of the Investigation Period, reimburse the Indemnified Party in full for any Loss set forth in the notice. In the event that the Indemnifying Party shall dispute only the amount (and not the validity) of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party the undisputed portion of the claim of Loss.

 .3 	Defense and Settlement of Third-Party Claims.
	The Indemnifying Party shall have the option to take control of the defense and investigation of a Third-Party Claim or Potential Third-Party
Claim, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's sole cost and expense (the "Direct Litigation Option"). The Indemnifying Party may elect to exercise the Direct Litigation Option by giving prior written notice of its exercise to the Indemnified Party. If the Indemnifying Party so elects, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial, and defense of such Third-Party Claim or Potential Third-Party Claim and any appeal arising from such claim; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such Third-Party Claim or Potential Third-Party Claim and any appeal arising from such claim. If the Indemnifying Party does not elect the Direct Litigation Option, the Indemnified Party shall defend against the Third-Party Claim or Potential
Third-Party Claim in the manner it deems appropriate.

	The Indemnified Party (or the Indemnifying Party if it has exercised the Direct Litigation Option) may settle a Third-Party Claim or Potential
Third-Party Claim upon 30 days' prior written notice (the "Settlement
Review
Period") to the other party, and such settlement shall be binding upon all the parties; provided, however, that if within the Settlement Review Period the Indemnifying Party shall have objected to such settlement, the Indemnified Party shall either, at the election of the Indemnifying
Party:
(i) contest the claim at the expense of the Indemnifying Party (provided the
Indemnifying Party shall advance to the Indemnified Party such expenses as may subsequently be incurred), or (ii) permit the Indemnifying Party to defend the claim on its behalf and its expense provided that the Indemnifying Party shall keep the Indemnified Party advised on a timely basis of all developments with respect to such claim and permit the Indemnified Party to participate, at its election and expense, in the defense of such claim. Any payment or settlement resulting from such contest which is made in accordance with this Section 11.4, together with the total expenses of such contest, shall be binding on the parties for purposes of this Agreement.

	In no event shall a party enter into any settlement, adjustment, or compromise of any Third-Party Claim or Potential Third-Party Claim without the prior written consent of the other party, (which consent shall not be unreasonably withheld or delayed), if as a result of such settlement, adjustment, or compromise an injunction or other non-monetary relief would be imposed against the Indemnified Party.

 .4 	Right of Set Off.
 	After resolution of the amount of any claim for reimbursement under this Agreement by agreement of the parties or as provided for in Section
11.3 or Section 11.4, the Indemnified Party shall have the right, in addition to any other right which it might have, to set off all or any part of the amount of any payment made by any of the Indemnified Parties or Loss suffered by any of them with respect to any Liability or claim to which the indemnity provided for in Section 11.1 or Section 11.2 relates, against the amount of any obligation to the Indemnifying Party.

 .5 	Limitation on Indemnity.
(a)	Time Limitation.
		Written notice of all claims for indemnification under Sections
11.1 or 11.2 must be received by the Indemnifying Party on or before the termination of the applicable periods set forth in this Section. So long as the Indemnified Party provides such written notice of a claim on or before the termination of the applicable periods set forth below, such claim shall not be barred on the basis that the amount of such claim has not been ascertained, liquidated, or reduced to final judgment on or before such termination.

(b)	Survival.
		(i)  Representations and Warranties.
		The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, and the completion of the transactions contemplated herein, but only for a period of 18 months following the Transfer Date.

		(ii)  Certain Breaches by Imo and Sellers.
		Claims for indemnification under Section 11.1(b) shall
survive
for a period of 18 months following the Transfer Date to the extent made with respect to obligations performed or to be performed by Imo or any Seller on or prior to the Transfer Date; provided, however, that claims for indemnification made under Section 1.1 (as limited by Section 1.2), and claims made with respect to obligations of Imo or any Seller performed or to be performed after the Transfer Date, including under Sections 1.4, 1.9,
8
(except Section 8.22), 9, 11, 12.1, 12.2, 12.3, 12.4, and 12.5, shall survive without limitation, except as provided by applicable law.

		(iii)  Certain Breaches by Litton.
		Claims for indemnification under Section 11.2(b) shall survive for a period of 18 months following the Transfer Date to the extent made with respect to obligations performed or to be performed by Litton on or prior to the Transfer Date; and claims for indemnification under Section 11.2(b) with respect to obligations performed or to be performed by Litton after the Transfer Date, including under Sections 1.4, 1.9, 8 (except
Section 8.22), 11, 12.1, 12.2, 12.3, 12.4, and 12.5, shall survive without
limitation, except as provided by applicable law.

		(iv)  Other Liabilities.
		Claims for indemnification under Sections 11.1(c), (d) and
(e)
and 11.2(c) and (d) shall survive without limitation, except as provided by applicable law.

(c)	Indemnification Deductible.
		Imo, the Sellers, and Litton shall not have any obligation to indemnify and hold harmless the Buying Interests or the Selling
Interests,
respectively, in respect of any Loss described in Sections 11.1(a) or
(b) or
11.2(a) or (b), until the aggregate amount of claims hereunder against Imo or the Sellers, on the one hand, or Litton, on the other hand, as the case may be, in respect thereof (including claims previously made) equals $1,000,000 and thereafter, subject to Section 11.6(a), (b), and (d), Imo or the Sellers, on the one hand, and Litton, on the other hand, as the case may be, shall indemnify and hold harmless the Buying Interests or the Selling
Interests, as the case may be, from and in respect of such further claims to the extent such claims exceed in the aggregate $1,000,000; provided, however, that indemnification in respect of Sections 11.1(c), (d) and
(e)
and 11.2 (c) and (d) shall be on a first-dollar basis.

(d)	Indemnification Cap.
		No Loss shall be recovered pursuant to Sections 11.1(a) or
(b)
or pursuant to Sections 11.2(a) or (b) after the aggregate of all Losses pursuant to Sections 11.1(a) and (b), or 11.2(a) and (b), as the case may be, exceeds 50% of the Cash Purchase Price.

 .6 	No other Warranties.
 	Except as specifically set forth in this Agreement, any Schedule, or
Exhibit, any Transaction Agreement, or in any certificate, document, or instrument delivered by any party pursuant to such agreements, neither Imo or the Sellers, on the one hand, nor Litton, on the other hand (or their respective representatives), have made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including, in the case of Imo and the Sellers (and their respective representatives), any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business. Litton acknowledges and agrees that Litton and its representatives have the experience and knowledge to evaluate the business, financial condition, assets, and liabilities of the Business, that Litton and its representatives have had access to such of the information, documents, real property, fixtures, and tangible personal property of the Business as Litton and its representatives shall have requested to see or review (or both), that Litton and its representatives have had a full opportunity to meet with appropriate management and employees of Imo and the Sellers to discuss the Business and the Purchased
Assets and that, in determining to acquire the Purchased Assets, Litton has made its own investigation into, and based thereon, Litton has formed an independent judgment concerning, the Purchased Assets and the Business; provided, however that Litton shall not be deemed to have waived any right to indemnification under Section 11.1(a) as a result of Litton's knowledge or constructive knowledge of any breach by Imo or the Sellers of any representation contained in Section 3 of this Agreement. Except as specifically set forth in the Agreement, any Schedule or Exhibit, any Transaction Agreement, or in any certificate, document, or instrument delivered by any party pursuant to such agreements, it is expressly understood and agreed that Litton accepts the condition of the Purchased Assets "AS IS, WHERE IS" AND WITHOUT ANY REPRESENTATION, WARRANTY, OR GUARANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE, OR VALUE OF THE PURCHASED ASSETS OR THE BUSINESS.

 .7 	Exclusive Remedy.
	The exclusive remedy available to the parties to this Agreement with respect to the matters covered by Sections 11.1 and 11.2 shall be to proceed in the manner and subject to the limitations contained in this Section 11.

(Section 12 follows)



11
	Miscellaneous Provisions

 .0 	Public Statements and Press Releases.
 	No party shall make, issue, or release any public announcement (including public announcements made to employees and customers), press release, statement, or acknowledgment of the existence of, or reveal publicly the terms, conditions, and status of, the transactions provided for in this Agreement, without the prior written consent of the other party as to the content and time of release to the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments, or revelations which either party is required by law or regulation, including those of public stock exchanges on which the securities of such party or its affiliates are traded, to make, issue, or release, the making, issuing, or releasing of any such disclosure by the party so required to do so shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than ten days' prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such disclosure with the other party; provided, further, that Litton may make such statements to employees to whom it is making offers of employment
(as provided in Section 8.8(a)), as are necessary to explain fully the terms of such offer of employment. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

 .1 	Costs and Expenses; Computer Associates Costs.
 	Except as provided in Section 1.4(a)(vi), each party covenants and agrees that it shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation and execution of this Agreement and consummation of the transactions provided for herein; provided, however, that Litton, on the one hand, Imo and the Sellers on the other hand, shall each pay one-half of: (a) any and all sales, use, transfer, stamp, or similar Taxes and any and all filing and recordation fees applicable to the transactions provided for herein; and
(b)
the fee to be paid to Computer Associates International, Inc. for transferring the license between the Sellers and Computer Associates International, Inc. to LSI and the fee for a new license between the Sellers
(on behalf of the ESD Division of Varo) and Computer Associates International, Inc. on substantially the same terms as the license transferred by the Sellers to LSI, up to (but not in excess of) an aggregate payment by the parties to Computer Associates International, Inc. of $750,000. Imo and the Sellers shall prepare and file all required declarations and forms with respect to the Taxes and fees described in the preceding sentence and pay such Taxes and fees and shall be reimbursed by
Litton for one-half of the amounts so paid. In the event that the fees described in clause (b) of the first sentence of this Section exceed $750,000, the parties shall negotiate in good faith regarding the equitable sharing of such excess.

 .2 	Amendment and Modification.
 	This Agreement may be amended, modified, or supplemented only in writing executed by each of the parties to this Agreement.

 .3 	No Assignment.
 	No party hereto shall assign, in whole or in part, this Agreement or its respective rights and obligations hereunder without the express prior written consent of the other party hereto, and, absent such consent, any assignment (including any assignment by merger, dissolution, or operation of law) shall be null and void; provided, however, that notwithstanding the foregoing, the Sellers and Litton shall each have the right to assign this
Agreement, without consent, to its respective parent corporation or any of such parent's Subsidiaries, but notwithstanding any such assignment, the Sellers or Litton, as the case may be, shall remain liable for any and all of its Liabilities and obligations hereunder.

 .4 	Notices.
 	All notices, requests, demands, or other communications under this Agreement must be in writing executed by an authorized representative of the party responsible for such communication, and shall be given, either by hand, telex, telecopy, or other telecommunications (confirmed by mailing) or
by mailing, certified or registered mail with first-class postage prepaid,
or overnight courier addressed as follows: (a) if to Seller to: Imo Industries Inc., 1009 Lenox Drive, Bldg. 4 West, P. O. Box 6550, Lawrenceville, New Jersey 08648, Attention: Thomas J. Bird, Esq., Executive
Vice President and General Counsel, Telecopier number; 609-896-7688, Telephone number 609-896-7600 with a copy to: Baker & Botts, L.L.P., The Warner, 1299 Pennsylvania Avenue, N. W., Washington, D. C. 20005-2400,
Attention:  Daniel J. Riley, Esq., Telecopier number 202-639-7890,
Telephone
number 202-639-7700, or (b) if to Litton to:  Litton Industries, Inc.,
21240
Burbank Blvd., Woodland Hills, CA 91367, Attention: General Counsel, Telecopier number 818-598-2025; Telephone number 818-598-5983 or to such other person or place as any party shall furnish to the other party in writing.

 .5 	Counterparts.
 	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

 .6 	Headings.
 	Section headings and the table of contents contained in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

 .7 	Schedules and Exhibits.
 	One complete set of the Schedules and Exhibits has been marked for identification and delivered to each of the parties hereto prior to the execution and delivery of this Agreement. The Schedules and Exhibits are an integral part of this Agreement and are incorporated into this Agreement by reference.

 .8 	Waiver, Cumulative Remedy, Etc.
 	No failure or delay in the enforcement of any provision of this Agreement shall operate as a waiver of such provision, nor shall any single or partial waiver of any breach of any provision of this Agreement be held to be a waiver of any other or subsequent breach, and the failure of a party to enforce at any time any provision of this Agreement shall not be deemed a waiver of any right of any such party to subsequently enforce such provision. No breach of any covenant, agreement, warranty, or representation shall be deemed waived unless expressly waived in writing by the party who has the right to assert such breach. All remedies afforded in this Agreement shall be construed as cumulative, that is, in addition to every other remedy provided herein or by law or in equity. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any representation, warranty, covenant, or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement as to which there is no inaccuracy or breach. The representations and warranties of the parties shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other party (including by any of its advisors, consultants, or representatives) or by reason of the fact that such other party (or any of such advisors, consultants, or representatives) knew or should have known that any such representation or warranty is or might be inaccurate.

 .9 	Governing Law.
 	This Agreement shall be construed, interpreted, and enforced in accordance with the law of the State of Texas without regard to its choice of law principles and controlling United States federal law.

 .10 	Severability.
 	In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal, or unenforceable under Applicable Law, Antitrust Law, Government Contract Law, Environmental
Law,
or ERISA, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality, or unenforceability substantially diminishes the rights and obligations, taken as a whole, of either party hereunder.

 .11 	Survival of Representations, Warranties, Covenants, and
Agreements.
 	Subject to the specific limitations of Sections 11.6, all representations, warranties, covenants, and agreements of the parties contained herein or in any Schedule or Exhibit and any Transaction Agreements shall survive the execution and delivery of this Agreement and consummation of the transactions provided for in this Agreement and any Transaction Agreements notwithstanding any investigation made by or on behalf of the parties. No representation, warranty, or covenant shall merge into the deeds, bills of sale, documents, agreements, and instruments to be delivered on the Transfer Date.

 .12 	No Third-Party Beneficiaries.
 	Except to the extent otherwise provided in Appendix I or in Sections
9.3, 11.1, 11.2 and 12.3, nothing in this Agreement, whether express or implied, shall confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective successors, and permitted assigns and permitted designees, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third persons to any party to this Agreement, nor shall any provision of this Agreement give any third persons any right of subrogation or action against any party to this Agreement.

 .13 	Liability of Parties.
	Imo and each Seller are severally liable for their respective obligations under this Agreement, and, to enforce such obligations, Litton shall be required to proceed severally against Imo, Baird, Varo, or OEII in the same or separate enforcement action or actions.

	LII and LSI are severally liable for their respective obligations under this Agreement, and, to enforce such obligations, Imo and the Sellers shall be required to proceed severally against LII and LSI in the same or separate enforcement action or actions.

 .14 	Actions on Behalf of Imo, the Sellers or Litton.
	Any action, consent, authorization, decision, notice, or election made or given by Imo or any Seller under this Agreement shall bind Imo or all other Sellers, as the case may be, and the Selling Interests and be deemed to have been made or given to Imo or the other Sellers and the Selling Interests, as the case may be. Any payment by Litton to Imo or any Seller of any amount due and payable to Imo or such Seller or the Selling Interests under this Agreement shall be deemed timely payment to Imo and each Seller, as the case may be, and each of the Selling Interests of their respective share of such amount and Imo and each Seller and each of the Selling Interests hereby acknowledges that such payment constitutes timely payment to such Persons.

	Any action, consent, authorization, decision, notice, or election made or given by either LII or LSI under this Agreement shall bind all other Litton entities and the Buying Interests and be deemed to have been made or given to the other Litton entities and the Buying Interests. Any payment by
Imo or any Seller to Litton of any amount due and payable to either LII or
LSI or the Buying Interests under this Agreement shall be deemed timely payment to each of LII and LSI and each of the Buying Interests of its respective share of such amount and each of LII and LSI and each of the Buying Interests hereby acknowledges that such payment constitutes timely payment to such Persons.

 .15 	Construction.
 	The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The term "including" shall indicate examples of the foregoing general statement and not a limitation on that general statement and shall mean including without limitation. Unless otherwise indicated, all references to Sections, Schedules and Exhibits are to Sections of this Agreement and to Schedules and Exhibits to this Agreement.

 .16 	Entire Agreement.
 	This Agreement, including the Schedules and Exhibits and the recitals, the Confidentiality Agreement and the Transaction Agreements, constitute the entire agreement and understanding between the parties with respect to the transactions provided for in such agreements, and supersedes and cancels any and all prior discussions, correspondence, agreements, or understandings between the parties with respect to such matters.

 .17 	Successors and Assigns.
	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.



	IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives on and as of May 11, 1995.


IMO INDUSTRIES INC.				LITTON INDUSTRIES, INC.

BY:______________________________		BY:_________________________

Title:_____________________________		Title:________________________


BAIRD CORPORATION				LITTON SYSTEMS, INC.

BY:______________________________		BY:_________________________

Title:_____________________________		Title:________________________


OPTIC-ELECTRONIC INTERNATIONAL, INC.

BY:______________________________

Title:_____________________________


VARO INC.

BY:______________________________

Title:_____________________________










xvii


DAL02:71608.3


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